Exhibit 10.14

Execution Version

Perfect Corp.

SERIES C PREFERRED SHARE SUBSCRIPTION AGREEMENT

Dated

December 11, 2020

Table of Contents

1. Definitions and Interpretations		2
1.1	Certain Defined Terms	2
1.2	Interpretations	15
2. Authorization, Subscription and Issuance of the Investor Shares		16
2.1	Authorization	16
2.2	Subscription and Issuance of the Investor Shares	16
3. Closing and Delivery		17
3.1	Closing	17
3.2	Deliveries by the Company at or prior to the Closing	17
3.3	Use of Proceeds	18
4. Conditions to the Investor’s Obligations		18
4.1	Representations and Warranties	18
4.2	Authorizations	19
4.3	Proceedings and Documents	19
4.4	Covenants	19
4.5	No Action	19
4.6	Compliance Certificate	19
4.7	Restated Articles	19
4.8	Transaction Documents	19
4.9	Approval	20
4.10	Board of Directors	20
4.11	No Material Adverse Effect	20
4.12	Due Diligence	20
4.13	Legal Opinions	20
4.15	Latest Financials	20
4.16	Closing Deliveries	20
4.17	MC Side Letter	20
5. Conditions to the Company’s Obligations		20
5.1	Representations and Warranties	20
5.2	Covenants	20
5.3	Authorizations	21
5.4	No Action	21
5.5	Transaction Documents	21
6. Warrantors’ Representations and Warranties		21
6.1	Organization, Good Standing and Qualification	21
6.2	Capitalization and Voting Rights	21
6.3	Corporate Structure and Subsidiaries	24
6.4	Power and Authority	25
6.5	Authorization	25
6.6	Consents and No Conflicts	25
6.7	Offering	26
6.8	Valid Issuance of Shares	26

i

6.9	Compliance with Laws	26
6.10	Actions	27
6.11	Charter Documents; Books and Records	27
6.12	Financial Statements	28
6.13	Changes	29
6.14	Liabilities	30
6.15	Tax Matters	30
6.16	Material Contracts and Obligations	33
6.17	Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests	34
6.18	Property and Assets	36
6.19	Related Party Transaction	37
6.20	Intellectual Property	37
6.21	Data Privacy and Security	42
6.22	Labor and Employment Matters	44
6.23	Insurance	46
6.24	Internal Controls	46
6.25	No Brokers	46
6.26	No General Solicitation	46
6.27	Non-compete	47
6.28	No Undisclosed Business	47
6.29	Status	47
6.30	Founder Acknowledgement	47
6.31	PRC Person	47
6.32	Disclosure	47
6.33	Separate and Independent Representation and Warranty	48
7. Investor’s Representations and Warranties		48
7.1	Authorization	48
7.2	Purchase Entirely for Own Account	48
7.3	Information and Sophistication	48
7.4	Restricted Securities	48
7.5	Non-PRC Person	48
8. Covenants		49
8.1	Executory Period Covenants	49
8.2	Exclusivity	50
8.3	Intellectual Property	50
8.4	Data Privacy and Security	50
8.5	Compliance Policies and Training	51
8.6	Improvement of Internal Control System	51
8.7	Filing of the Restated Articles	51
8.8	Compliance with Material Contracts and Law	51
8.9	PRC Person	51
8.10	PRC Investment Regulations Compliance	52
8.11	Related Party Transactions	52
8.12	Payment of Stamp Duty by Perfect Taiwan	52
8.13	NDA Amendment or Supplement	52
8.14	Further Assurances	52

9. Confidentiality and Announcement		53
9.1	Confidential Information	53
9.2	Permitted Disclosures	53
9.3	Legally Compelled Disclosure	53
9.4	Press Release	54
9.5	Use of Logo	54
9.6	No Promotion	54
9.7	Other Information	54
10. Termination		55
10.1	Termination	55
10.2	Effect of Termination and Survival	55
11. Indemnification		55
12. Miscellaneous		57
12.1	Survival of Representations and Warranties	57
12.2	Successors and Assigns	57
12.3	Amendments and Waivers	57
12.4	No Waiver	58
12.5	Validity of the Agreement	58
12.6	Entire Agreement	58
12.7	Notices	58
12.8	No Partnership	59
12.9	Severability	59
12.10	Governing Law	59
12.11	Dispute Resolution	59
12.12	Fees and Expenses	59
12.13	No Presumption	60
12.14	Delays or Omissions	60
12.15	Titles and Subtitles	60
12.16	Counterparts	60
12.17	Joint and Several Liabilities	60
12.18	Obligations of Investors	60
12.19	Rights Cumulative; Specific Performance	60
12.20	Third Party Rights	61
12.21	No Fiduciary Duty	61
12.22	Investment Bank Services	61
12.23	Exculpation Among Investors	61

INDEX OF EXHIBITS

Exhibit A	SCHEDULE OF THE FOUNDER AND THE FOUNDER HOLDING COMPANIES

Exhibit B	SCHEDULE OF INVESTORS

Exhibit C	CAPITALIZATION TABLE IMMEDIATELY PRIOR TO AND FOLLOWING THE CLOSING

Exhibit D	DISCLOSURE SCHEDULE

Exhibit E	FORM OF COMPLIANCE CERTIFCATE

Exhibit F	FORM OF SHAREHOLDERS AGREEMENT

Exhibit G	FORM OF RESTATED ARTICLES

Exhibit H	FORM OF DIRECTOR INDEMNIFICATION AGREEMENT

Exhibit I	LIST OF KEY EMPLOYEES

Exhibit J	SPECIFIC INDEMNIFICATION EVENTS

Exhibit K	IDENTIFIED BRANDS

Exhibit L	FORM OF CAYMAN LEGAL OPINION

Exhibit M	FORM OF TAIWAN LEGAL OPINION

SERIES C PREFERRED SHARE SUBSCRIPTION AGREEMENT

This SERIES C PREFERRED SHARE Subscription Agreement (this “Agreement”) is dated as of December 11, 2020 (the “Effective Date”),

BY AND AMONG

(1)	Perfect Corp., an exempted company incorporated in the Cayman Islands whose registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104 (the “Company”);

(2)	Perfect Mobile Corp., a company duly incorporated and validly existing under the laws of the British Virgin Islands with its registered address at Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (“Perfect BVI”);

(3)	Perfect Mobile Limited (玩美移動股份有限公司), a company duly incorporated and validly existing under the laws of Hong Kong with its registered address at Unit 706, Haleson Building, No. 1 Jubilee Street, Hong Kong (香港中環租庇利街1號喜訊大廈706室) (“Perfect HK”);

(4)	Perfect Corp. (パーフェクト株式会社), a company duly incorporated and validly existing under the laws of Japan (Corporate No. 3010401117117) with its registered address at 3-5-39 Shibaura, Minato-ku, Tokyo 108-0023 Japan (東京都港区芝浦三丁目5番39号) (“Perfect Japan”);

(5)	Perfect Corp (Shanghai) Co., Ltd. (玩美商贸(上海)有限公司), a company duly incorporated and validly existing under the laws of the PRC (Unified Credit No.: 91310000322242053F) with its registered address at Room 935, 9th Floor, No.1788 West NanJing Road, JingAn District, Shanghai 200049 (上海市静安区南京西路1788号9楼935室 (1788 国际中心)), (“Perfect Shanghai”);

(6)	Perfect Mobile Corp. (玩美移動股份有限公司), a company duly incorporated and validly existing under the laws of Taiwan (GUI No. 24725102) with its registered address at 14F., 98 Minquan Rd., Xindian District, New Taipei City, Taiwan (新北市新店區民權路98號14樓) (“Perfect Taiwan”);

(7)	Perfect Corp., a company duly incorporated and validly existing under the laws of the United States of America (File Number: C3753247) with its registered address at 3031 Tisch Way, 110 Plaza West, San Jose, California 95128, United States (“Perfect USA”);

(8)	Ms. Alice H. Chang, a citizen of Taiwan with passport number 312667488 (the “Founder”) and each of the holding companies wholly owned by the Founder listed on Exhibit A attached hereto (each such holding company, a “Founder Holding Company” and collectively, the “Founder Holding Companies”);

(9)	the person or persons listed on Exhibit B attached hereto (the “Investors” and each, an “Investor”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS

(A)	The Company is seeking to obtain equity financing from the Investors in the aggregate amount of up to US$50,000,000 for capital expenditure, business expansion and other general working capital needs;

(B)	The Company has agreed to, among others things, issue to each Investor, and each Investor has agreed to subscribe for, certain Series C Shares (as defined below) from the Company on the Closing Date, on the terms and subject to the conditions of this Agreement; and

(C)	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions and Interpretations

1.1	Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2015 Incentive Option Plan” means the 2015 incentive stock option plan of the Company adopted on August 10, 2015, as amended from time to time.

“2018 Incentive Option Plan” means the 2018 incentive stock option plan of the Company adopted on July 30, 2018, as amended from time to time.

“Accounting Standards” means the Generally Accepted Accounting Principles in Taiwan or International Financial Reporting Standards applicable in Taiwan, as approved by the Board and as applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, arbitration, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliates” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with, such person, including, without limitation, any general partner, managing member, officer or director of such person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such person. In the case of GS, notwithstanding any other provision of this Agreement and any other Transaction Documents to the contrary, Affiliates shall also include any fund or holding company formed for investment purposes that is promoted, sponsored, managed or advised by The Goldman Sachs Group, Inc. or any of its Affiliates.

“Agreement” has the meaning ascribed to it in the Preamble.

“Anti-Corruption Laws” means any anti-bribery- or anti-corruption-related laws or regulations that are applicable to business and transactions of the Warrantors and their respective Affiliates, including laws and regulations relating to anti-corruption and anti-commercial bribery in the PRC, Taiwan, the Cayman Islands, the British Virgin Islands and Japan, the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the United Kingdom Bribery Act of 2010, the Hong Kong Prevention of Bribery Ordinance, as well as applicable anti-bribery or anti-corruption laws of other countries, each as amended from time to time.

“Anti-Money Laundering Laws” means all applicable anti-money laundering laws of all jurisdictions that are applicable to business and transactions of the Warrantors and their respective Affiliates, the rules and regulations thereunder, including all anti-money laundering laws of the PRC, Hong Kong, Taiwan, the Cayman Islands, the British Virgin Islands, Japan, and the United States.

“ArcSoft Settlement” has the meaning ascribed to it in Section 6.20(c).

“Associate” means, with respect to any person, (a) a corporation or organization (other than the Group Companies) of which such person is an officer or partner or is, directly or indirectly, the record or beneficial owner of five percent (5%) or more of any class of Equity Securities of such corporation or organization; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; or (c) any relative or spouse of such person, or any relative of such spouse.

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan (including the 2015 Incentive Option Plan and the 2018 Incentive Option Plan), profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a person.

“BIPA” means the Biometric Information Privacy Act, 740 ILCS 14 et seq, as amended and interpreted from time to time.

“Board” means the board of directors of Company.

“Books and Records” has the meaning ascribed to it in Section 6.11.

“Business” means the business operated by the Group Companies as currently conducted and as proposed to be conducted from time to time.

“Business Partners” has the meaning ascribed to it in Section 6.17(f).

“CCPA” means the California Consumer Privacy Act of 2018, as amended and interpreted from time to time.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” has the meaning ascribed to it in Section 3.1.

“Closing Date” has the meaning ascribed to it in Section 3.1.

“Common Shares” means the Company’s common shares of par value US$0.10 each, having the rights, privileges, preferences, and restrictions set forth in the Shareholders Agreement and the Restated Articles.

“Company” has the meaning ascribed to it in the Preamble.

“Company IP” has the meaning ascribed to it in Section 6.20(a).

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Group Companies and includes Company Registered IP.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Compelled Party” has the meaning ascribed to it in Section 9.3.

“Compliance Laws” has the meaning ascribed to it in Section 6.17(a).

“Confidential Information” has the meaning ascribed to it in Section 9.1.

“Consent” means any consent, approval, authorization, release, waiver, acknowledgement, permit, grant, franchise, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any person, including any Governmental Authority.

“Contract” means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Conversion Shares” means the Common Shares into which the Series C Shares issued under this Agreement are convertible.

“CyberLink” means CyberLink International Technology Corp., an international business company duly incorporated and validly existing under the laws of the British Virgin Islands.

“Data Protection Commissioner” means the person or body in the relevant jurisdiction employed to issue, supervise, review and/or enforce the provisions of the laws relating to privacy, data privacy, information and network security, data breach notification, data protection or the Processing of Personal Data or Sensitive Data in that jurisdiction.

“Data Protection Obligations” means, in relation to a Party or a Group Company or its Business, all applicable laws, self-regulatory standards, national or industry standards, policies, frameworks, and requirements, contractual obligations and written policies and terms of use relating to privacy, data privacy, information and network security, data protection or the Processing of Personal Data, Sensitive Data, or Important Data, in each case as may be amended, updated or replaced from time to time and as and to the extent applicable to a Party or a Group Company or the operation of the Business.

“Data Systems” means all Systems that Process data.

“Director Indemnification Agreement” means the director indemnification agreement by and among the Company, the Lead Investor, and the director of the Company designated by the Lead Investor, in form and substance attached hereto as Exhibit H.

“DTSA” means the United States Defend Trade Secrets Act of 2016, as amended and interpreted from time to time.

“DTSA Notice” means a notice containing the provisions required under the DTSA.

“Economic Sanctions” means all economic or financial sanctions laws, measures or embargoes administered or enforced by the United States (including all sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and its “Specially Designated Nationals and Blocked Persons” lists), the PRC, Hong Kong, the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations, the United Kingdom, or any other relevant sanctions Governmental Authority.

“Effective Date” has the meaning ascribed to it in the Preamble.

“Equity Securities” means, with respect to any person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Event” includes any act, occurrence, transaction or omission, and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed to have, or are treated as having, occurred on or before that date.

“FCPA” has the meaning ascribed to it in the definition of Anti-Corruption Laws.

“Financial Statements” has the meaning ascribed to it in Section 6.12.

“Founder” has the meaning ascribed to it in the Preamble.

“Founder Holding Companies” has the meaning ascribed to it in the Preamble.

“Fundamental Warranties” means the representations and warranties made by the Warrantors set forth in Sections 6.1 to 6.8, 6.18(a) and 6.25.

“GDPR” means the European Union General Data Protection Regulation, as amended and interpreted from time to time.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, any self-regulatory organization, any state-owned or state-controlled enterprise, and any public international organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Government Officials” means (a) officers, employees and other persons (regardless of seniority) working in an official capacity on behalf of any Governmental Authority at any level (e.g., county and municipal level, provincial or central level), or any department or agency thereof; (b) political party officials and candidates for political office; (c) directors, officers and employees of state-owned, state-controlled or state-operated enterprises; (d) officers, employees and other persons working in an official capacity on behalf of any public international organization; or (e) close relatives of persons identified above (e.g., parents, children, spouse and parents-in-law), close friends and business partners.

“Group Company” means each of the Company, Perfect BVI, Perfect HK, Perfect Japan, Perfect Shanghai, Perfect Taiwan, and Perfect USA, sales office, representative offices or branches, from time to time, whether in existence now or in the future (collectively, the “Group” or the “Group Companies”). For the avoidance of doubt, the Group does not include CyberLink.

“GS” has the meaning ascribed to it in Exhibit B.

“HKIAC” has the meaning ascribed to it in Section 12.11.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Important Data” means (a) any data or information in any media that is closely related to national security, economic development, and social and public interests or (b) any data or information that constitutes important data or important information under any applicable law, Data Protection Obligation, or Contract under which any Group Company has a legal obligation, or any Party or Group Company’s or Group Company’s third party partner privacy policies.

“Indebtedness” of any person means, without duplication, each of the following of such person: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations that are capitalized (including capitalized lease obligations); (g) all obligations under banker’s acceptance, letter of credit or similar facilities; (h) all obligations to purchase, redeem, retire, decease or otherwise acquire for value any Equity Securities of such person; (i) all obligations in respect of any interest rate swap, hedge or cap agreement; and (j) all guarantees issued in respect of the Indebtedness referred to in clauses (a) through (i) above of any other person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” means, with respect to any person, any action, claim, cost, damage (including consequential and indirect damages), deficiency, diminution in value of shares, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such person, including, without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such person by reason of the indemnification, but excluding special and punitive damages.

“Indemnified Party” has the meaning ascribed to it in Section 11.1.

“Indemnifying Party” has the meaning ascribed to it in Section 11.2.

“Intellectual Property” means any and all (a) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof; (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models; (c) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, Software, including computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation); (d) URLs, web sites, web pages and any part thereof; (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other Technology and intellectual property; (f) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor; and (g) the goodwill symbolized or represented by the foregoing.

“Investor” or “Investors” has the meaning ascribed to it in the Preamble.

“Investor Shares” has the meaning ascribed to it in Section 2.1.

“Key Employees” means each of the persons set out in Exhibit I attached hereto and “Key Employee” means any of them.

“Liabilities” means, with respect to any person, all liabilities, obligations and commitments of such person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lead Investor” has the meaning ascribed to it in Exhibit B.

“Lead Investor Director” has the meaning ascribed to it in Section 4.10.

“Lead Investor Transaction Costs” has the meaning ascribed to it in Section 12.12.

“Lease” has the meaning ascribed to it in Section 6.18(b).

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a material adverse effect (i) on the business, assets (including intangible assets), liabilities, financial condition, property, results of the operations or prospect of the Group taken as a whole, or (ii) the ability of any Warrantor to consummate the transactions or perform any obligations contemplated by the Transaction Document, provided that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect:

(a)	effects resulting from the consummation of the transactions contemplated by the Transaction Documents;

(b)	natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities (except for COVID-19 and other epidemic, pandemic or similar outbreak or health crisis);

(c)	any breach of this Agreement by any Investor;

(d)	effects affecting the industry in which Company and the other Group Companies operate in the jurisdictions in which the Group Companies currently operate (other than those that have a materially disproportionate impact on the Group Companies compared to other companies that operate in the industry in which the Group Companies operate);

(e)	changes in general business, economic or political conditions of the jurisdictions in which the Group Companies currently operate; or

(f)	the failure by any of the Group Companies to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period; provided further that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been, or would be reasonably expected to be, a Material Adverse Effect).

“Material Contract” has the meaning ascribed to it in Section 6.16(a).

“MC” means MC Investment Asset Holdings LLC.

“MIIT” means the Ministry of Industry and Information Technology of the PRC and its competent local counterparts.

“MOFCOM” means the Ministry of Commerce of the PRC and its competent local counterparts.

“NDA” means a non-disclosure agreement and warranty entered into between a Group Company and an employee of the Group.

“Open Source Software” has the meaning ascribed to it in Section 6.20(f).

“Option Pool” has the meaning ascribed to it in Section 6.2(i)(iii).

“Party” or “Parties” has the meaning ascribed to it in the Preamble.

“Perfect BVI” has the meaning ascribed to it in the Preamble.

“Perfect HK” has the meaning ascribed to it in the Preamble.

“Perfect Japan” has the meaning ascribed to it in the Preamble.

“Perfect Shanghai” has the meaning ascribed to it in the Preamble.

“Perfect Taiwan” has the meaning ascribed to it in the Preamble.

“Perfect USA” has the meaning ascribed to it in the Preamble.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements; and (b) Liens incurred in the ordinary course of business, which (i) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens; and (ii) were not incurred in connection with the borrowing of money.

“Personal Data” means (a) any data or information in any media that is linked to the identity of a particular individual, browser, or device; (b) any data or information that constitutes personal data or personal information under any applicable law, Data Protection Obligation, or Contract under which any Group Company has a legal obligation, or any Party or Group Company’s or Group Company’s third party partner privacy policies; and (c) any data or information of or about a particular individual that under any applicable law, Data Protection Obligation, or Contract under which any Group Company has a legal obligation requires specific handling or protection requirements, and includes an individual’s combined first and last name, birthday, home address, previous addresses, telephone number, fax number, email address, social security number or other government authority-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), photos and images, information about family members or friends (including the existence and nature of such relationships and such individual’s communications with them), education, work and employment history, personal experiences, personal preferences, voting history, political affiliation, precise geolocation information of an individual or device, biometric data, medical or health information, bank, credit card or other financial information (including bank account and credit card account information), information useful for assessing credit, cookie identifiers associated with registration information, any other browser- or device-specific number or identifier not controllable by the end user, and any other information specific to the physical, physiological, genetic, mental, economic, cultural or social identity of an individual, and web or mobile browsing or usage information that is linked to the foregoing.

“PRC” means the People’s Republic of China (solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan).

“PRC Investment Regulations” means any laws or regulations set forth to govern any form of direct or indirect investment made by a PRC Person to the entity, branch or business established in Taiwan, including but not limited to the Act Governing Relations between the People of the Taiwan Area and the Mainland Area (臺灣地區與大陸地區人民關係條例), the Enforcement Rules for the Act Governing Relations Between the People of the Taiwan Area and the Mainland Area (臺灣地區與大陸地區人民關係條例施行細則), and the Regulations Governing People from Mainland Area to Invest in Taiwan (大陸地區人民來臺投資許可辦法), in each case, as such laws or regulations may be amended and as interpreted by Taiwan Governmental Authorities from time to time.

“PRC Person” means (i) any person that is a “Mainland Area Person (大陸地區人民)” as defined in Article 2, Item 4 and Article 3 of the of the Act Governing Relations between the People of the Taiwan Area and the Mainland Area (臺灣地區與大陸地區人民關係條例), Articles 5 and 7 of the Enforcement Rules for the Act Governing Relations Between the People of the Taiwan Area and the Mainland Area (臺灣地區與大陸地區人民關係條例施行細則), (ii) any juristic person, group or other organization registered in the PRC, and (iii) any “Third Jurisdiction Company” invested by any of (i) and (ii) above (第三地區投資之公司) as defined in Article 3, Paragraph 2 of the Regulations Governing People from Mainland Area to Invest in Taiwan (大陸地區人民來臺投資許可辦法), which meets either of the following criteria:

(a)	thirty percent (30%) or more of such entity’s Equity Securities are held or capital is contributed directly or indirectly by any Mainland Area Person(s), in aggregate; or
(b)	Mainland Area Person(s) have any of the following control powers over such entity:
(i)	Mainland Area Person(s) have control over the majority of the votes in accordance with a Contract with other shareholders;
(ii)	Mainland Area Person(s) have control over matters related to financial, operational and/or human resources matters;
(iii)	Mainland Area Person(s) have the right to appoint or discharge a majority of the directors of the board of directors or other organisation capable of making business decisions, and the board of directors or such organization is in charge of the operation of such entity;
(iv)	Mainland Area Person(s) have control over the majority of the votes on the board of directors or other organisation capable of making business decision, and the board of directors or such organization is in charge of the operation of such entity; or
(v)	Mainland Area Person(s) have any other controlling powers as defined under the International Financial Reporting Standards or the Enterprise Accounting Standards,

in each case, as such laws may be amended and as interpreted by Taiwan Governmental Authorities from time to time.

“Preferred Shares” means the Series A Shares, the Series A-1 Shares, the Series B Shares and the Series C Shares of the Company.

“Prohibited Person” means any person that is (a) a national or resident of any U.S. embargoed or restricted country; (b) included on, or affiliated with any person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions; (c) a person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules; (d) a person with whom transactions are restricted by any Economic Sanctions; or (e) any person that is owned or controlled by a Prohibited Person.

“Process” or “Processing” means the receipt, access, acquisition, collection, compilation, use, use or transfer for use in direct marketing, storage, maintenance, processing, safeguarding, security, disposal, destruction, disclosure, or transfer of data or Sensitive Data.

“Related Party” means any Affiliate, officer, director, supervisory board member, Key Employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Representatives” has the meaning ascribed to it in Section 6.17(a).

“Required Governmental Consents” has the meaning ascribed to it in Section 6.9(b).

“Restated Articles” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company to be adopted on or prior to the Closing Date in form and substance attached hereto as Exhibit G, as amended and restated from time to time.

“SAFE” means the State Administration of Foreign Exchange of the PRC and its competent local counterparts.

“SAFE Rules and Regulations” means the Circular 37 issued by SAFE on July 4, 2014 (as supplemented by implementing rules and regulations and by any successor rule or regulation under PRC law, including any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing) and any other applicable SAFE rules and regulations.

“SAMR” means the State Administration for Market Regulation of the PRC and its competent local counterparts, or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration for Market Regulation, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time, and the rules and regulations promulgated thereunder.

“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Data or Sensitive Data or System; (b) unauthorized or unlawful Processing, sale, or rental of Personal Data or Sensitive Data; (c) other act or omission that compromises the security, integrity, or confidentiality of Personal Data or Sensitive Data or System; or (d) any security breach (or substantially similar term) as defined in applicable law or Data Protection Obligation, in each case of (a) to (d), with respect to such data maintained by a Group Company or by any third party on behalf of a Group Company.

“Sensitive Data” means all (a) Personal Data and Important Data that is subject to a Data Protection Obligation; and (b) other confidential or proprietary business information or trade secret information.

“Series A Shares” means the Company’s series A preferred shares of par value US$0.10 each, having the rights, privileges, preferences, and restrictions set forth in the Shareholders Agreement and the Restated Articles.

“Series A-1 Shares” means the Company’s series A-1 preferred shares of par value US$0.10 each, having the rights, privileges, preferences, and restrictions set forth in the Shareholders Agreement and the Restated Articles.

“Series B Shares” means the Company’s series B preferred shares of par value US$0.10 each, having the rights, privileges, preferences, and restrictions set forth in the Shareholders Agreement and the Restated Articles.

“Series C Shares” means, collectively, the Series C-1 Shares and the Series C-2 Shares.

“Series C-1 Shares” means the Company’s series C-1 preferred shares of par value US$0.10 each, having the rights, privileges, preferences, and restrictions set forth in the Shareholders Agreement and the Restated Articles.

“Series C-2 Shares” means the Company’s series C-2 preferred shares of par value US$0.10 each, having the rights, privileges, preferences, and restrictions set forth in the Shareholders Agreement and the Restated Articles.

“Shareholders Agreement” means the Company’s Second Amended and Restated Shareholders Agreement to be entered into by the parties named therein on or prior to the Closing, in form and substance attached hereto as Exhibit F.

“Social Insurance” means any form of social insurance required under applicable laws, including without limitation, the national and local employer’s contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds as required in the PRC, Taiwan and other applicable jurisdictions.

“Software” means any and all (a) computer programs, whether in source code or object code or executable code, firmware, algorithms, development tools, files, and records; (b) databases and compilations, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Statement Date” has the meaning ascribed to it in Section 6.12.

“Subscription Price” has the meaning ascribed to it in Section 2.2.

“System” means all Software, hardware, firmware, networks, switches, endpoints, platforms, servers, storage, interfaces, applications, websites and information technology systems, and all electronic connections between and among them, owned, operated, outsourced or used or held for use by or for the Group Company or the Business.

“Taiwan” means the Republic of China (Taiwan).

“Taiwan Company Act” means the Taiwan Company Act as of 2018, as amended and interpreted from time to time.

“Taiwan Government Project Agreement” means that certain artificial intelligence cosmetic consulting project agreement pursuant to which Perfect Taiwan received certain amount of grant from the Industrial Development Bureau of the Ministry of Economic Affairs.

“Tax” or “Taxes” means PRC (including any subdivision, municipality, province or locality of the PRC or any agency thereof) or other non-PRC income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, unclaimed property to escheatment, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person. “Taxable” shall be construed accordingly.

“Tax Return” means any report, return, election, statement or other document or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Tax Warranties” means the representations and warranties made by the Warrantors set forth in Section 6.15.

“Trademark Filing Plan” has the meaning ascribed to it in Section 6.20(l).

“Transaction Documents” means, collectively, this Agreement, the Shareholders Agreement, the Restated Articles, and the Director Indemnification Agreement and any schedules and exhibits attached hereto and thereto, and any other documents reasonably required to be entered into in connection with the transactions contemplated hereunder and thereunder.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, analyses, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“United States” means the United States of America.

“Warrantors” means, collectively, the Group Companies, the Founder and the Founder Holding Companies.

1.2	Interpretations. Unless the context requires otherwise or unless otherwise specified herein, in this Agreement:

(a)	all words used in the singular herein shall be deemed to have been used in the plural and in the masculine shall include the feminine and the neuter and vice versa;

(b)	any reference to any party shall be construed so as to include its successors in title and permitted assigns;

(c)	any reference to any agreement or instrument is a reference to that agreement or instrument as amended or novated;

(d)	“assets” includes present and future properties, revenues and rights of every description;

(e)	“business day” is a day on which commercial banks and foreign exchange markets settle payments in Taiwan, the PRC, Hong Kong and the Cayman Islands but does not include a Saturday, Sunday or a public holiday;

(f)	“control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors of such person. The terms “controlled,” “controlling” and “under common control with” have meanings correlative to the foregoing;

(g)	“person” includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority;

(h)	“laws” means any constitutional provision, statute or other law, regulation, rule, official directive, order, request, codes of practice or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization and references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made;

(i)	the term “or” is not exclusive;

(j)	the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision;

(k)	the term “including” will be deemed to be followed by, “but not limited to”;

(l)	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

(m)	all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;

(n)	all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards;

(o)	references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

(p)	all references to “US$” are to currency of the United States (and shall be deemed to include reference to the equivalent amount in other currencies); and

(q)	whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” or words of similar intent or effect by any party or its representative, such party or representative shall make such statement after making an inquiry of all relevant officers, employees or agents of such entity and careful consideration of the matters set forth in the statements that are so qualified, and each such statement shall be deemed to include a representation that such inquiry has been made.

2.	Authorization, Subscription and Issuance of the Investor Shares

2.1	Authorization. The Company will, prior to the Closing, duly authorize, (a) the sale and issuance of that number of Series C Shares set forth opposite each Investor’s name on Exhibit B attached hereto (collectively, the “Investor Shares”); and (b) the reservation of the relevant Conversion Shares.

2.2	Subscription and Issuance of the Investor Shares. Subject to the terms and conditions of this Agreement, each Investor agrees to subscribe for, and Company agrees to issue to each Investor, such Investor’s portion of the Investor Shares at a price per share and for an aggregate subscription price set forth opposite such Investor’s name on Exhibit B attached hereto (collectively, the “Subscription Price”) at the Closing. At the Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 4 below, each Investor shall pay, or cause to be paid, its portion of the Subscription Price by wire transfer of immediately available funds in US$ into the bank account below:

Account Name:	PERFECT CORP.

Account Number:	2120-22-113101-99

Bank Name:	CHANG HWA COMMERCIAL BANK LTD. CHI-CHENG BRANCH

Bank Address:	No. 98, Minquan Rd., Xindian Dist., New Taipei City 231, Taiwan (R.O.C.)

SWIFT Code:	CCBCTWTP965

Currency:	USD

2.3	Capitalization Table. The capitalization table of the Company immediately prior to and immediately following the Closing is attached hereto as Exhibit C.

3.	Closing and Delivery

3.1	Closing. The consummation of the subscription and issuance of the Investor Shares with respect to each Investor and payment by such Investor of the Subscription Price for the Investor Shares it subscribes for (the “Closing”) shall take place as promptly as practicable following, but in no event later than, the tenth (10th) business day after all closing conditions specified in Section 4 and Section 5 hereof have been waived or satisfied, or at such other time as the Company and such Investor may mutually agree in writing (such date is hereinafter referred to as the “Closing Date”), via electronically transmitted signatures and other mutually acceptable means of communications and delivery (with originals to be delivered as soon as reasonably practicable thereafter, but in no event later than ten (10) business days after the Closing Date). For the avoidance of doubt, each Investor shall be entitled to proceed with the Closing (as defined below) with respect to the issuance of its portion of the Investor Shares in accordance with the terms of this Agreement, regardless of whether the other Investors proceed with their Closing or not.

3.2	Deliveries by the Company at or prior to the Closing. At or prior to the Closing, in addition to any items the delivery of which is made an express condition to each Investor’s obligations at the Closing pursuant to Section 4, the Company shall deliver, or cause to be delivered, to such Investor:

(a)	(i) a copy of the updated register of members of the Company certified by the registered office provider of the Company (with the original certified true copy to be delivered to such Investor within five (5) business days after the Closing) and (ii) a copy of the share certificate(s) (with the original share certificate(s) to be delivered to such Investor within five (5) business days after the Closing), in each case, reflecting the issuance to such Investor of its portion of the Investor Shares pursuant to Section 2;

(b)	a copy of the updated register of directors of the Company, certified by the registered officer provider of the Company, evidencing the resignation and appointment of the directors as contemplated by Section 4.10 hereof (with the original delivered to such Investor within five (5) business days after the Closing);

(c)	a certificate of good standing of the Company, dated no more than ten (10) calendar days prior to the Closing;

(d)	the resolutions of the Board approving, among other customary matters, (i) the Company’s entry into this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby; (ii) instructing the Company’s registered office service provider to update the records of the Company, including but not limited to the register of members and the register of directors, to reflect such transactions; and (iii) acknowledging the adoption of the Restated Articles with effect from the Closing; and

(e)	the resolutions of the shareholders of the Company approving and/or consenting to among other things, (i) the Company’s entry into this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; (ii) waiving each shareholder’s preemptive rights, rights of first refusal, redemption, put or call rights, and any similar rights with respect to the transactions contemplated hereby and thereby; (iii) approving any shareholder reserved matter required in order implement the transactions contemplating by this Agreement and any other Transaction Document (including for the avoidance of doubt, the adoption of the Restated Article); (iv) amending the authorized share capital of the Company for the creation of the Series C Shares; and (v) adopting the Restated Articles with effect from the Closing.

3.3	Use of Proceeds. Subject to the terms of this Agreement, the Company shall only use the proceeds from the issuance of the Investor Shares for capital expenditure, business expansion and other general working capital needs of the Company in accordance with the annual budget and business plan duly approved by the Board in accordance with the Shareholders Agreement and the Restated Articles. Unless otherwise agreed by the Board and the Lead Investor in writing, no such proceeds shall be used for any other purpose (including, without limitation, settling any shareholder loan or making any distribution or payment to any Related Party). The Company shall not use any of the proceeds of the Subscription Price to take any action in violation of applicable laws, including, without limitation, the Anti-Corruption Laws, the Anti-Money Laundering Laws and the Economic Sanctions.

4.	Conditions to the Investor’s Obligations

The obligations of each Investor to consummate the Closing under Section 2 are subject to the fulfillment, to the satisfaction of such Investor on or prior to the Closing (other than Section 4.17, which shall have been fulfilled by the Company and MC on or prior to Closing), or waiver by such Investor, of the following conditions:

4.1	Representations and Warranties. (a) Each of the Fundamental Warranties are true, complete and not misleading in all respects when made and shall be true, complete and not misleading on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing; and (b) each of the representations and warranties of the Warrantors set forth in Section 6 hereof (other than the Fundamental Warranties) (i) that are not qualified by materiality shall have been true, complete and not misleading in all material respects when made and shall be true, complete and not misleading on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing and, (ii) that are qualified by materiality shall have been true, complete and not misleading in all respects when made and shall be true, complete and not misleading on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will have been true, complete and not misleading as of such particular date.

4.2	Authorizations. All Consents of any competent Governmental Authority or of any other person that are required under any law or any Material Contract to be obtained by any Warrantor in connection with the consummation of the transactions that are required to be consummated prior to the Closing as contemplated by the Transaction Documents (including, without limitation, those related to the lawful issuance of the Investor Shares, including any reserved matter approval, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights or any other similar rights) shall have been duly obtained and effective as of the Closing.

4.3	Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to such Investor, such Investor shall have received all such counterpart copies of such documents as it may reasonably request.

4.4	Covenants. All covenants, agreements, and conditions contained in each Transaction Document to be performed by each Warrantor on or prior to the Closing Date shall have been performed or complied with in all material respects.

4.5	No Action. No Action shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, any Transaction Document or the completion of the transactions contemplated by the Transaction Documents, and which would in the reasonable judgment of such Investor make it inadvisable to consummate such transactions. No laws or regulations shall be in effect, and no court order shall have been entered in any Action instituted by any party which enjoins, restrains or prohibits any Transaction Document or the complete consummation of the transactions contemplated by the Transaction Documents.

4.6	Compliance Certificate. With respect to the consummation of the Closing, Company shall have delivered to such Investor a certificate substantially in the form of Exhibit E attached hereto, executed by the chairman of the Board, dated the Closing Date, certifying the fulfillment of the conditions specified in this Section 4, and attaching and certifying as true and complete a copy of the Restated Articles as in effect as of the Closing Date.

4.7	Restated Articles. The Restated Articles substantially in the form of Exhibit G attached hereto shall have been duly adopted by all necessary action of the Board and/or the members of the Company, and such adoption shall have become effective on or prior to the Closing.

4.8	Transaction Documents. Each of the parties to the Transaction Documents (other than such Investor) shall have executed and delivered such Transaction Documents to such Investor.

4.9	Approval. The investment in the Company by the Lead Investor shall have been approved by the global investment committee of the Lead Investor.

4.10	Board of Directors. The Company shall have taken all necessary corporate action such that immediately following the Closing, one (1) director shall be appointed by the Lead Investor to the Board (the “Lead Investor Director”).

4.11	No Material Adverse Effect. There shall have been no Material Adverse Effect since the Effective Date.

4.12	Due Diligence. The Lead Investor shall have completed its business, legal, financial due diligence investigation of the Group Companies to its satisfaction.

4.13	Legal Opinions. The Lead Investor shall have received a legal opinion, dated as of the date of the Closing Date, from each of the Cayman Islands and Taiwan legal counsels of the Company in form and substance as Exhibit L and Exhibit M attached hereto.

4.14	Director Indemnification Agreement. The Lead Investor shall have received a copy of the Director Indemnification Agreement duly executed by the Company in form and substance as Exhibit H attached hereto.

4.15	Latest Financials. The Company shall have delivered to such Investor the unaudited consolidated financials and the management account of the Company as of the latest available period end to such Investor’s satisfaction.

4.16	Closing Deliveries. The Company shall have delivered to the Investors all of the items that are required to be delivered to the Investors at the Closing under Section 3.2.

4.17	MC Side Letter. The Company and MC shall have executed and delivered a letter agreement in the form and substance as agreed to between MC and the Company.

5.            Conditions to the Company’s Obligations

The obligations of the Company to consummate the Closing with each Investor under Section 2 are subject to the fulfillment, to the reasonable satisfaction of the Company on or prior to the Closing, or waiver by the Company, of the following conditions:

5.1	Representations and Warranties. Each of the representations and warranties of such Investor set forth in Section 7 hereof (a) that are not qualified by materiality shall have been true, complete and not misleading in all material respects when made and shall be true, complete and not misleading on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing and, (b) that are qualified by materiality shall have been true, complete and not misleading in all respects when made and shall be true, complete and not misleading on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true, complete and not misleading as of such particular date.

5.2	Covenants. All covenants, agreements, and conditions contained in each Transaction Document to which such Investor is a party that are required to be performed by such Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

5.3	Authorizations. All Consents of any competent Governmental Authority or of any other person that are required to be obtained by such Investor to execute and deliver the Transaction Documents, subscribe for such Investor Shares and to carry out the transactions contemplated hereby and thereby shall have been obtained.

5.4	No Action. No Action shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, any Transaction Document or the completion of the transactions contemplated by the Transaction Documents, and which would in the reasonable judgment of the Company make it inadvisable to consummate such transactions. No law shall be in effect, and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits any Transaction Document or the complete consummation of the transactions contemplated by the Transaction Documents.

5.5	Transaction Documents. Such Investor shall have executed and delivered all applicable Transaction Documents to which it is a party to the Company.

6.	Warrantors’ Representations and Warranties

Each of the Warrantors jointly and severally represents and warrants (other than Sections 6.29 and 6.30, which are represented and warranted solely by the Founder) to each Investor that, except as otherwise specifically set forth on the Disclosure Schedule attached hereto as Exhibit D, which exceptions shall be deemed to be part of the representations and warranties made hereunder, each of the following statements contained in this Section 6 shall be true, complete and not misleading as of the Effective Date and as at the Closing Date, with the same effect as if made on and as of such dates, except as otherwise indicated:

6.1	Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is duly licensed and qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction that such Group Company is doing business. Perfect Shanghai has a valid business license issued by the SAMR or other relevant Governmental Authorities (a true and complete copy of which has been delivered to each Investor), and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

6.2	Capitalization and Voting Rights.

(a)	Immediately prior to the Closing, the authorized share capital of Company will be US$82,000,000 divided into (i) 574,808,927 Common Shares of par value US$0.10 each, 298,396,755 of which are issued and outstanding, (ii) 245,191,073 Preferred Shares comprising of (x) 47,140,160 Series A Shares of par value US$0.10 each, 47,140,160 of which are issued and outstanding, (y) 50,000,000 Series A-1 Shares of par value US$0.10 each, 47,140,163 of which are issued and outstanding, (iii) 73,206,440 Series B Shares of par value US$0.10 each, 73,206,440 of which are issued and outstanding, (iv) 16,270,745 Series C-1 Shares of par value US$0.10 each, none of which are issued and outstanding and (v) 58,573,728 Series C-2 Shares of par value US$0.10 each, and in the case of Sections 6.2(a)(iv) and 6.2(a)(v), none of which are issued and outstanding. Section 6.2(a) of the Disclosure Schedule sets forth the capitalization tables of (x) each Group Company (including the Company) as of immediately prior to the Closing; and (y) each Group Company (including the Company) as of immediately after the Closing, in each case, reflecting all of the then outstanding and authorized Equity Securities of such Group Company, the record and beneficial holders thereof and the terms of any vesting applicable thereto. The rights, privileges and preferences of the Common Shares, the Series A Shares, the Series A-1 Shares, the Series B Shares and the Series C Shares are set out in the Shareholders Agreement and the Restated Articles.

(b)	Perfect BVI. Immediately prior to and following the Closing, Perfect BVI shall have issued 40,000,000 ordinary shares, all of which are issued and outstanding and held by the Company.

(c)	Perfect HK. Immediately prior to and following the Closing, Perfect HK shall have issued 2,490,000 ordinary shares, all of which are issued and outstanding and held by Perfect BVI.

(d)	Perfect Japan. Immediately prior to and following the Closing, Perfect Japan shall have issued 3,240 ordinary shares, all of which are issued and outstanding and held by the Company.

(e)	Perfect Shanghai. The registered capital of Perfect Shanghai is set forth opposite its name on Section 6.2(e) of the Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(f)	Perfect Taiwan. Immediately prior to and following the Closing, Perfect Taiwan shall have issued 28,000,000 ordinary shares, all of which are issued and outstanding and held by the Company.

(g)	Perfect USA. Immediately prior to and following the Closing, Perfect USA shall have issued 1,380,000 ordinary shares, all of which are issued and outstanding and held by the Company.

(h)	No Other Securities. Except for (i) certain rights provided in the Charter Documents of the Company as currently in effect; (ii) certain rights provided in the Restated Articles and the Shareholders Agreement; and (iii) the outstanding Equity Securities set forth in Section 6.2(a) of the Disclosure Schedule, (x) there are no and at the Closing there shall be no other authorized, reserved for issuance or outstanding Equity Securities of any Group Company; (y) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC laws in respect of the Equity Securities of Perfect Shanghai and except to the extent provided by applicable Taiwan laws in respect of the Equity Securities of Perfect Taiwan and), right of first offer or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (z) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written Consents with respect to, or the right to cause the redemption, or repurchase, of any Equity Security of such Group Company. Except as set forth in the Shareholders Agreement, the Company has not granted any registration rights or information rights to any other person, nor is the Company obliged to list any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

(i)	The Company has reserved:

(i)	the Investor Shares for issuance pursuant to this Agreement;

(ii)	245,191,073 Common Shares (as may be adjusted in accordance with the provisions of the Shareholders Agreement and the Restated Articles) for issuance upon conversion of the Preferred Shares; and

(iii)	30,000,000 Common Shares and 15,000,000 Common Shares for issuance to its officers, directors, employees and consultants pursuant to the 2015 Incentive Option Plan and the 2018 Incentive Option Plan, respectively (collectively, the “Option Pool”). As of the date of this Agreement, (x) under the 2015 Incentive Option Plan, options to purchase 30,000,000 Common Shares have been granted to the employees and 0 Common Shares are available for grant, and 14,667,500 Common Shares under the 2015 Incentive Option Plan have been exercised and issued to Perfect AA Corp.; and (y) under the 2018 Incentive Option Plan, the options to purchase 8,970,000 Common Shares have been granted to the employees and 6,030,000 Common Shares are available for grant. None of the granted options under the 2018 Incentive Option Plan have been exercised.

(j)	Issuance and Status. All presently issued and outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable laws, preemptive rights or similar of any person, applicable Charter Documents and applicable Contracts. All share capital or registered capital, as the case may be, of each Group Company has been duly and validly issued, is fully paid (or subscribed for) and non-assessable, and is and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Shareholders Agreement and Restated Articles and applicable laws). No Contract of any Group Company relating to its Equity Securities provides for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. No Group Company has ever adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as contemplated under the Transaction Documents, there are no (i) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, dissolution of any Group Company (nor have any other actions or events analogous to the foregoing been taken), nor has any distress, execution or other process been levied against any Group Company; (ii) dividends which have accrued or been declared but are unpaid by any Group Company; (iii) obligations, commitments or arrangements, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities; or (iv) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable laws. Except as set forth in the Shareholders Agreement and the Amended Articles or the Charter Documents of any other Group Company, there are no restrictions of any kind that prevent or restrict the payment of any dividends or other distributions in respect of the Equity Securities of any Group Company other than imposed by applicable laws of general applicability of its jurisdiction of organization.

(k)	Title. Each Group Company is the sole record holder and beneficial owner of all of the Equity Securities set forth opposite its name on Section 6.2(a) of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable law.

(l)	Founder and Founder Holdings Companies. Immediately prior to the Closing, the Founder indirectly owns 81,000,000 Common Shares and 8,328,094 Series A-1 Shares of the Company, accounting for approximately 17.43% of the total outstanding issued share capital of the Company (on a fully-diluted and as converted basis), and other than the foregoing, the Founder does not directly or indirectly own any other Equity Securities of any Group Company. The Founder is the sole record holder and beneficial owner of the entire issued share capital of the Founder Holding Companies set forth in Exhibit A, free and clear of all Liens of any kind other than those arising under the applicable law and the Transaction Documents.

6.3	Corporate Structure and Subsidiaries. Section 6.3 of the Disclosure Schedule sets forth a complete and true structure chart showing the Group Companies, and indicating the ownership and control relationships among all Group Companies or a description of such structure with such ownership and control relationships, the nature of the legal entity which each Group Company constitutes, the jurisdiction in which each Group Company was or will be organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign person or a domestic person, as the case may be, as currently contemplated at the Closing. No Group Company owns or controls, or has ever owned or controlled, directly or indirectly, any Equity Security in any other person or is or was a participant in any joint venture, partnership or similar arrangement except as set for the in Section 6.3 of the Disclosure Schedule. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other person. Except as set forth in the Shareholders Agreement or the Restated Articles (or the Charter Documents of the Group Companies), there are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, any Group Company (or in any subsidiary of any Group Company). The Company was formed solely to acquire and hold the Equity Securities in Perfect BVI, Perfect Japan, Perfect Shanghai, Perfect Taiwan and Perfect USA. Perfect BVI was formed solely to acquire and hold the Equity Securities in Perfect HK. Each of the Company, Perfect BVI and Perfect HK is an investment holding company only and has not engaged in any other business and has not incurred any Liability since its date of formation. Perfect HK has been a dormant company since November 16, 2018 and is in compliance with all requirements for a dormant company under all applicable laws. Each of Perfect Japan, Perfect Shanghai, Perfect Taiwan and Perfect USA is engaged in the Business and has no other business since its date of incorporation. None of the Founder or any Founder Holding Company, and no person owned or controlled by the Founder or any Founder Holding Company (other than a Group Company), is engaged in the Business or has any assets in relation to the Business (other than through an advisory, employment or consulting relationship with a Group Company) or any Contract with any Group Company.

6.4	Power and Authority. Each Warrantor has all requisite power, authority and legal capacity to execute, deliver and perform the Transaction Documents to which it is a party and to carry out and perform its obligations under the terms of the Transaction Documents.

6.5	Authorization. All actions on the part of each party to the Transaction Documents (other than the Investors) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), and delivery of the Investor Shares and the Conversion Shares, has been taken or will be taken prior to the Closing. This Agreement is and each other Transaction Document will be on or prior to the Closing, duly executed and delivered by each party thereto (other than the Investors) and (assuming the due authorization, execution and delivery thereof by the other parties hereto or thereto) constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting the enforcement of creditors’ rights generally; and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.6	Consents and No Conflicts. All Consents from or with any Governmental Authority or any other person required in connection with (i) the valid execution, delivery and performance of the Transaction Documents, (ii) the consummation of the transactions contemplated by the Transaction Documents, and (iii) performance of and compliance with Material Contracts to which any Group Company is a party, in any case on the part of any party thereto (other than the Investors) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investors) do not, and the consummation by such party of the transactions contemplated thereby will not (with or without the passage of time or the giving of notice), (a) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any person rights of termination, amendment, acceleration or cancellation under, any Governmental Order, any provision of the Charter Documents of any Group Company, any applicable laws, any Material Contract or by which any of the properties or assets of any Group Company may be bound; (b) result in any termination, modification, cancellation, loss of any benefit, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company (including without limitation, any Indebtedness of such Group Company); or (c) result in the creation of any Lien upon any of the properties or assets of any Group Company other than Permitted Liens.

6.7	Offering. Assuming the accuracy of the representations made by the Investors in Section 7.2 and Section 7.3 hereof, the offer, issue, and sale of the Investor Shares and the Conversion Shares to the Investors are and will be exempted from the registration and prospectus delivery requirements of the Securities Act.

6.8	Valid Issuance of Shares. The Investor Shares, when issued and allotted in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable laws, the Restated Articles and under the Transaction Documents). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under the Shareholders Agreement and the Restated Articles). The issuance of the Investor Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or other similar rights of any person which have not otherwise been waived.

6.9	Compliance with Laws.

(a)	Each Group Company is, and has been, in compliance with all applicable laws and regulations (including any reporting obligations, any Consents applicable to it since its respective date of incorporation, COVID-19 related laws, regulations and/or guidelines, and/or any applicable Tax laws and regulations (including Accounting Standards)) in all material respects. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable laws or regulations (including any Consents), except the violation of which has not or would not reasonably be expected to be material to any Group Company, taken as a whole; or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. None of the Group Companies is, to the knowledge of the Warrantors, under investigation or inquiry or may be subject to any pending or threatened investigation or inquiry of any sort with respect to a violation of any law or regulation.

(b)	All Consents from or with the relevant Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted, including the Consents from or with MOFCOM, SAMR, SAFE, MIIT, any Tax bureau, customs authorities, and product registration authorities, and the local counterpart thereof, as applicable (or any predecessors thereof, as applicable) (collectively, the “Required Governmental Consents”), have been duly obtained or completed in accordance with all applicable laws.

(c)	No Required Governmental Consent contains any materially burdensome restrictions or conditions, and each Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. All such Consents are valid and have not lapsed, been cancelled, terminated or withdrawn. None of the Group Companies is in default under any Required Governmental Consent, except where such default has not or would not reasonably be expected to be material to any Group Company, taken as a whole. To the knowledge of the Warrantors, there is no reason to believe that any Required Governmental Consent which is subject to periodic renewal will not be granted or renewed. None of the Group Companies has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation, termination, suspension, withdrawal or otherwise limitation of any Required Governmental Consent issued to such Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such Group Company.

6.10	Actions. There is no Action pending, or to the Warrantors’ knowledge, threatened, against or affecting any Group Company or any of its officers, directors, employees or any Founder Holding Companies (i) with respect to the Business or proposed business activities or any assets of such Group Company; (ii) which may adversely affect any Warrantor’s ability and right to perform any obligation under the Transaction Documents; or (iii) with respect to any officers, directors or employee of any Group Company in connection with such person’s respective relationship with such Group Company. Without limiting the generality of the foregoing, there are no Actions pending against any of the Group Companies or, to the knowledge of the Warrantors, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. There is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned the legal right of any Group Company to conduct the Business.

6.11	Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to each Investor. Each Group Company has been in compliance with its Charter Documents, and none of the Group Companies has violated or breached any of their respective Charter Documents. Each Group Company maintains its books of account and other financial records, minute books, stock record books, and other records (the “Books and Records”) in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined below) to be prepared in accordance with the Accounting Standards. Each Group Company has made available to each Investor or its counsel a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately. The register of members and directors (if applicable) of each Group Company is correct, there has been no notice of any proceedings to rectify any such register, and there are no circumstances which might lead to any application for its rectification. All documents required to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Companies is being incorporated have been properly made up and filed.

6.12	Financial Statements. The Company has delivered to each Investor the audited consolidated balance sheet and statement of operations and cash flows for the Group as of and for the twelve-month periods ending on December 31, 2017, December 31, 2018 and December 31, 2019, and unaudited consolidated balance sheet and income statement as at September 30, 2020 (the “Statement Date”, and all such financial statements collectively, the “Financial Statements”). All Financial Statements (x) have been prepared in accordance with the Books and Records of the relevant Group Companies; (y) truly and fairly present the financial condition and position of the relevant Group Companies as of the dates indicated therein and the results of operations and cash flows of the relevant Group Companies for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to, individually or in the aggregate, be material to the relevant Group Companies; and (z) were prepared in accordance with the applicable Accounting Standards applied on a consistent basis throughout the periods involved. To the extent that contingent Liabilities were not required to be included in the Liabilities of any Group Companies reflected in the balance sheet of the Financial Statements, such Liabilities have been adequately disclosed in the notes to the Financial Statements (other than the unaudited financial statements which do not contain notes). All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are current and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Accounting Standards), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full in respect of any such receivables. All reserves, allowances and discounts with respect to such accounts receivable were and are adequately consistent in extent with reserves, allowances an discounts previously maintained by the Group Companies with respect to accounts receivable in the ordinary course of business consistent with past practices. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any Group Company. The financial projections and business plan provided by the Company to each Investor (including the annual budget and the business plan) were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time provided to each Investor, as to the future financial performance of the Group.

6.13	Changes. Since the Statement Date, each Group Company (a) has operated its business in the ordinary course consistent with its past practice; (b) used its reasonable best efforts to preserve its business; (c) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice; and (d) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Statement Date, there has not been any Material Adverse Effect or any material change in the way any Group Company conducts its business, and there has not been by or with respect to any Group Company:

(a)	any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(b)	any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other person or division thereof, or any sale or disposition of any business or division thereof;

(c)	any waiver, termination, cancellation, settlement or compromise by a Group Company of a material right, debt or claim owed to it;

(d)	any incurrence, creation, assumption, repayment, satisfaction, or discharge of (i) any Lien (other than Permitted Liens) or (ii) any Indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(e)	any amendment to or early termination of any Material Contract, or any amendment to or waiver under any Charter Document;

(f)	any change in any compensation arrangement or Contract with any employee of any Group Company, except in the ordinary course of business consistent with past practice or adoption of any new Benefit Plan, or make any material change in any existing Benefit Plan by more than twenty-five percent (25%);

(g)	any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(h)	any damage, destruction or loss, whether or not covered by insurance, that would have a material adverse effect on the assets, properties, financial condition, operation or business of any Group Company;

(i)	any material change in accounting methods or practices or any revaluation of any of its assets;

(j)	except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of Taxes, settlement of any claim or assessment in respect of any Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes, entry or change of any Tax election, change of any method of accounting resulting in an amount of additional Tax or filing of any material amended Tax Return;

(k)	any commencement or settlement of any Action;

(l)	any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company;

(m)	any resignation or termination of any Key Employee of any Group Company or any material group of employees of any Group Company;

(n)	any transaction with any Related Party; or

(o)	any agreement or commitment to do any of the things described in this Section 6.13.

6.14	Liabilities. No Group Company has any Liabilities of the type required to be disclosed on a balance sheet except for (a) liabilities set forth in the Financial Statements that have not been satisfied since the Statement Date; and/or (b) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed US$100,000 in the aggregate. Except as otherwise disclosed in Section 6.14 of the Disclosure Schedule, none of the Group Companies has any Indebtedness that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other person (other than a Group Company).

6.15	Tax Matters.

(a)	Each Group Company has duly and timely filed all Tax Returns as required by law to have been filed by it and all such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance with all applicable laws. Each Group Company has paid in full all Taxes (whether or not shown on any Tax Returns) required to be paid by it. No Tax Liens (other than for current Taxes not yet due or payable) are currently in effect against any of the assets of any Group Company.

(b)	The provisions for Taxes in the Financial Statements fully reflect all unpaid Taxes of each Group Company, whether or not assessed or disputed as of the date of the applicable Financial Statements. The unpaid Taxes of any Group Company (i) did not, as of the date of the Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto); and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Group Company in filing their Tax Returns.

(c)	No Tax audits or administrative or judicial Tax proceedings by any Governmental Authority with respect to the each Group Company is currently in progress or, to the knowledge of the Warrantors, has been threatened. No assessment of Tax has been proposed in writing against any Group Company or any of their assets or properties. No Group Company has received from any Governmental Authority (including jurisdictions where a Group Company has not filed Tax Returns) any (i) notice indicating an intent to open audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against any Group Company. No Group Company is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year. Except for extensions applied for and granted in the ordinary practice of the applicable jurisdiction, no Group Company currently is the beneficiary of any extension of time within which to file any Tax Return.

(d)	Since the Statement Date, no Group Company has incurred any Taxes other than in the ordinary course of business consistent with past custom and practice. No Group Company has received any written claim from a Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such member of the Group Company is or may be subject to taxation by that jurisdiction. No Group Company is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, or has branch, permanent establishment, agency or other Taxable presence in, any jurisdiction other than the jurisdiction in which it has been established.

(e)	Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts due, owing to or paid to any person.

(f)	Each Group Company is in compliance in all respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable law. Each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order is expected to remain in full effect throughout the current effective period thereof after the Closing Date and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, and no Group Company has received any notice to the contrary or is aware of any event that may result in repeal, cancellation, revocation, or return of such entitlements.

(g)	Each Group Company is in compliance with all transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other Related Parties (including any Group Company) have been effected on an arm’s length basis. All exemptions, reductions and rebates of material Taxes granted to any Group Company by a Governmental Authority are in full force and effect and have not been terminated as evidenced with valid governmental approvals.

(h)	The books and other records of each Group Company relating to Taxes, including documentation required for intercompany transactions, have been properly maintained, are in all material respects correct and complete, and are physically or electronically available for inspection on the premises of the relevant Group Company or the Group Companies’ Tax advisors.

(i)	No Group Company is responsible for Taxes of any other person by reason of contract, successor liability, operation of law or otherwise. No member of the Group Company is, or has been, party to, involved with, bound by or otherwise subject to any Tax-sharing agreement, Tax-allocation agreement or similar agreement.

(j)	No Group Company will be required to include material amounts in income, or exclude material items of deduction, or qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund, in any Taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring on or prior to the Closing Date; (ii) agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date. The transactions contemplated under this Agreement and the other Transaction Documents to which any Group Company is a party are not in violation of any applicable law regarding Tax, and will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, or Tax refund being revoked, cancelled or terminated or trigger any Tax liability for the Group.

(k)	No Group Company (i) has been a member of an affiliated group filing a consolidated Tax Return (other than an affiliated group the common parent of which is the Company); or (ii) has any Liability for the Taxes of any person (other than the Group) as a result of the Group being part of or owned by, or ceasing to be part of or owned by, an affiliated, combined, consolidated, unitary or other similar group prior to the Closing, as a transferee or successor, by contract or otherwise.

(l)	Each Group Company has not entered into (i) any transaction the sole or main purpose of which was the avoidance or deferral or reduction of Tax by each Group Company or any associated person; or (ii) any transaction the object of which was the exclusion or reduction of the amount of any income, profits, gains, sales, supplies or imports made or enjoyed by each Group Company or any associated person for any Tax purpose, or the creation or increase of the amount of any deduction, loss, allowance or credit claimed or intended to be claimed by each Group Company or any associated person for any Tax purpose, that may be challenged, disallowed or investigated by any Governmental Authority.

(m)	To the knowledge of the Warrantors, there are no circumstances which have caused or could cause any Governmental Authority to make any transfer pricing adjustment to the profits of each Group Company, or require any such adjustment to be made to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or threatened.

(n)	Each Group Company has complied with all statutory provisions rules, regulations, orders and directions in respect of any value added or similar Tax on sales and consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any interest, forfeiture, surcharge or penalty and is not a member of a group or consolidation with any other company for the purposes of value added Tax.

(o)	The Disclosure Schedule contains details of any concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any Governmental Authority relating to the Group.

(p)	No Group Company has filed any U.S. Tax election, including any entity classification election pursuant to any applicable U.S. Treasury Regulations. The Company is not a “passive foreign investment company” within the meaning of Code Section 1297(a). No Group Company owns a less than 25% equity interest (by value) in any other entity.

(q)	There exist no encumbrances on any of the Group Companies’ assets that arose in connection with any failure (or alleged failure) to pay any Tax.

6.16	Material Contracts and Obligations.

(a)	Section 6.16(a) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts as of the Closing Date. “Material Contracts” means, collectively, each Contract or group of related Contracts in effect as of the Effective Date to which a Group Company or any of its properties or assets is bound or currently subject to that (i) involves obligations (contingent or otherwise) or payments by, or which is reasonably expected to generate payments to, any Group Company in any one (1) year in excess of US$150,000 (provided that the aggregate consideration payable to or by any Group Company which is a party under such Contract or group of related Contracts, if any, shall be taken into account for the purposes of determining whether the relevant monetary threshold of US$150,000 has been satisfied); (ii) (a) transferring of (or licensing or granting rights on an exclusive basis in) any Intellectual Property, or (b) on a non-exclusive basis any material Intellectual Property or Systems, in each case, to or from a Group Company, but excluding (x) in-licenses of uncustomized, “off-the-shelf”, commercially available Software for less than US$100,000, and (y) non-exclusive licenses granted to customers of the Business in the ordinary course of business and consistent with past practice, the forms of which have been provided to each Investor; (iii) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory; (iv) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities; (v) involves any provisions providing for exclusivity, “change in control,” “most favored nation,” rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, except for the power of attorney granted to the filing agents engaged by any Group Company to assist such Group Company to obtain necessary Consents from the Governmental Authorities in order to complete the transaction contemplated hereunder; (vi) is with a Related Party; (vii) involves Indebtedness over US$100,000, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Lien; (viii) involves the lease, license, sale, use, disposition or acquisition of all or substantially all of the assets of a business, or (ix) involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration over US$50,000; (x) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases in the ordinary course of business and involving payments of less than US$100,000), including without limitation, the Leases; (xi) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any person; (xii) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), including the Taiwan Government Project Agreement; (xiii) is a Benefits Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees; (xiv) is a brokerage or finder’s agreement; (xv) material sales agency, marketing, services, sales, advertising, licensing or distributorship Contract valued at over US$50,000 or executed with brands identified in Exhibit K attached hereto; (xvi) the service agreement dated September 26, 2019 between the Company and the Founder or (xvii) is otherwise material to a Group Company or is one on which a Group Company is substantially dependent.

(b)	A true, fully executed copy of each Material Contract including all amendments and supplements thereto has been made available to each Investor or its counsel for review during the legal due diligence. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach, default or assertion of force majeure event, alleged breach, alleged default or alleged assertion of force majeure event, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or to the knowledge of the Warrantors, as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

6.17	Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(a)	Each Group Company, the Founder, the Founder Holding Companies and their respective directors, officers, employees, agents, affiliates, and all other persons acting on their behalf (collectively, “Representatives”) are familiar with and are and have been in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Economic Sanctions, and record keeping and internal control laws and regulations (collectively, the “Compliance Laws”) including the FCPA as if it were a U.S. person. No Government Official holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement or serves as an officer, director or employee of any Group Company.

(b)	Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of

(i)	the making of any gift or payment of anything of value to any Government Official by any person to (A) influence any act or decision of such Government Official in his or her official capacity; (B) obtain any improper advantage; (C) induce such Government Official to act or omit to act in violation of lawful duties; (D) induce such Government Official to affect or influence any act or decision of any Governmental Authority; (E) assist any Group Company in obtaining or retaining business for, or with, or directing business to, any person; or (F) in connection with receiving any approval of the transaction contemplated herein;

(ii)	the taking of any action by any person which (A) would violate the FCPA, if taken by an entity subject to the FCPA; or (B) could reasonably be expected to constitute a violation of any applicable Compliance Law;

(iii)	the making of any false or fictitious or inaccurate entries in the books or records of any Group Company by any person; or

(iv)	the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(c)	No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery, corruption, money laundering, or economic sanctions violations. None of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former Representatives of any Group Company are or were Government Officials.

(d)	No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant, agent or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

(e)	No action, suit, or proceeding by or before any court or Governmental Authority or regulatory agency, authority, or body or any arbitrator involving the Group Companies or any of its Representatives with respect to the Anti-Money Laundering Laws is pending, or threatened.

(f)	No Group Company nor any of its Representatives has violated applicable laws regarding commercial bribery by paying, offering or taking property, anything of value, or other interests to obtain improper benefits, impose undue influence, or obtain other inappropriate commercial advantage with existing or potential business partners (“Business Partners”). Business Partners include, but are not limited to, Governmental Authorities, non-government customers, suppliers or distributors, owners, directors, managers or other employees of the entities identified above.

6.18	Property and Assets.

(a)	Each Group Company has good and valid title to all of its assets, whether real or personal, tangible or intangible (including those reflected in the Financial Statements, together with all assets acquired thereby since the Statement Date, but excluding those that have been disposed of since the Statement Date in each case free and clear of all Liens (other than Permitted Liens). The foregoing assets collectively represent all assets (including all rights and properties) necessary and sufficient for the conduct of the Business. Except for leased or licensed assets, no person other than a Group Company owns any interest in any such assets. To the knowledge of the Warrantors, all leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are in good condition and repair (reasonable wear and tear excepted). There are no facilities, services, assets or properties which are used in connection with the business of the Group and which are shared with any other person that is not a Group Company.

(b)	No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. Section 6.18(b) of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease and the address of the property demised under the Lease, the rent payable under the Lease and the terms of the Lease. Each Lease constitutes a valid, subsisting and binding obligation of the relevant Group Company which is a party to such Lease, enforceable against such Group Company and, to the knowledge of the Warrantors, against the other party or parties thereto, in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting the enforcement of creditors’ rights generally; and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The lessor under each Lease is qualified and has obtained all Consents necessary to enter into such Lease, including without limitation any Consents required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. There is no material claim asserted or, to the knowledge of the Warrantors, threatened in writing by any person regarding the lessor’s ownership of the property demised pursuant to each Lease. No Group Company is in default under or in breach of, any Lease. Each Lease is in compliance in all material respects with applicable laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease. Each Group Company which is a party to a Lease has accepted possession of the property demised pursuant to the Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. To the knowledge of the Warrantors, the leasehold interests under the Leases held by each Group Company are adequate for the conduct of the Business of such Group Company as currently conducted. All rents and any other payments due on each Lease (including any applicable stamp duties and other charges thereof, if any) have been paid on time.

6.19	Related Party Transaction. No Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company other than as set forth in Section 6.2(a) of the Disclosure Schedule which includes but is not limited to such Contracts entered into during the ordinary course of business at arm’s length, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, for the current pay period, reimbursable expenses or other standard employee benefits). Other than transactions solely for any Group Company’s fund flow purposes, which are properly disclosed in Section 6.19 of the Disclosure Schedule, each Related Party transaction is on arm’s length terms or on terms no less favorable to the applicable Group Company as would have been obtainable by it in a comparable transaction with an unrelated third party. Except as otherwise disclosed in Section 6.19 of the Disclosure Schedule, no Related Party has any direct or indirect interest in any person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services), or in any Contract to which a Group Company is a party or by which it may be bound or affected, and no Related Party directly or indirectly competes with, or has any interest in any person that directly or indirectly competes with, any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies).

6.20	Intellectual Property.

(a)	Company IP. Section 6.20(a) of the Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property that has been registered or for which applications for registration have been made that is owned by or exclusively licensed to or purportedly owned by or exclusively licensed to the Group, and all unregistered Intellectual Property owned by or exclusively licensed to or purportedly owned by or exclusively licensed to the Group that is material to the Business. Section 6.20(a) of the Disclosure Schedule specifically identifies, for each such item registered or applied to be registered Intellectual Property, the registration or application number and date (as applicable), the jurisdiction, and the name of the registrant or applicant, and for each item of exclusively or non-exclusively licensed Intellectual Property, the Contract pursuant to which such Intellectual Property is licensed. Each Group Company solely and exclusively owns all Company Owned IP and owns or otherwise has sufficient rights (including the rights of development, maintenance, licensing and sale) to use all other Intellectual Property and Technology used in or necessary for the Business (“Company IP”) and will retain such rights immediately after the Closing.

(b)	IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its directors, and no employee or officer of any Group Company has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Owned IP. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any person any license or right to any Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation, or any other contractual obligation, that (i) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company; or (ii) may affect the validity, use or enforceability of such Company Owned IP. The Founder has assigned and transferred to a Group Company any and all of her rights in any and all Intellectual Property related to the Business. No Group Company has (x) transferred or assigned any Company IP material to the Business; (y) authorized the joint ownership of, any Company IP; or (z) permitted the rights of any Group Company in any Company IP to lapse or enter the public domain.

(c)	Infringement, Misappropriation and Claims. No Group Company or any of its products or services have misappropriated, or violated, or infringed any Intellectual Property of any other person, nor has any Group Company received any written notice alleging any of the foregoing except for the alleged trademark infringement claim brought by ArcSoft, Inc., which was later settled among CyberLink Corporation, ArcSoft, Inc., Perfect USA, and the Company and executed by ArcSoft, Inc. on May 16, 2016 (the “ArcSoft Settlement”). No person has violated, infringed or misappropriated any Company IP of any Group Company, and no Group Company has given any notice to any other person alleging any of the foregoing. No Group Company has received any notice from any person challenging the ownership, validity, enforceability, or use of any Company IP by it. No Group Company has agreed to indemnify any person for any infringement, violation or misappropriation of any Intellectual Property by such person. The Group has been in compliance in all aspects with any and all obligations under the ArcSoft Settlement.

(d)	Assignments and Prior IP. All inventions and know-how conceived by employees of a Group Company related to the Business of such Group Company are owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by law. The Group Companies have paid any and all reward and remunerations required to be paid under applicable laws to their employee inventors who have created service inventions for the Group Companies. No person, other than such Group Company, has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property created or developed by such employees, contractors, agents and consultants. None of the employees, consultants, agents, or independent contractors currently or previously employed or otherwise engaged by any Group Company, (i) has excluded works or inventions related to the Business from his, her or its assignment of inventions pursuant to such agreements; (ii) is in material violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other persons, including former employers; or (iii) is obligated under any Contract, or subject to any Governmental Order, that would materially interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the Business.

(e)	Licenses. Section 6.20(e) of the Disclosure Schedule sets forth an accurate and complete list of Licenses used in or necessary for the Business of such Group Company in the manner in which it is currently being conducted and currently proposed to be conducted. The “License(s)” means, collectively, (i) all licenses, sublicenses, and other Contracts to which any Group Company is a party or pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company IP; and (ii) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another person, in each case except for (i) agreements involving uncustomized, “off-the-shelf”, commercially available Software for less than US$100,000, and (ii) non-exclusive licenses to customers of the Business in the ordinary course of business and consistent with past practice, the forms of which have been provided to each Investor. No Group Company has been or is in violation of any provision of any License.

(f)	Software. Section 6.20(f)(i) of the Disclosure Schedule sets forth an accurate and complete list of Software that are used in the conduct of the Business, excluding uncustomized, commercial-off-the-shelf Software available on reasonable terms for an aggregate license fee of no more than US$100,000. Section 6.20(f)(ii) of the Disclosure Schedule sets forth an accurate and complete list of all open source Software, freeware, public library or other Software distributed under similar licensing or distribution models (“Open Source Software”) material to the business practices, methods, products, services or operations of the Group Companies.

(g)	Systems. Each Group Company lawfully owns, leases or licenses all Systems that are used in the operation of the Business and will retain such rights immediately after the Closing. The Group has secured all necessary license rights from third party owners of Software, Intellectual Property and Technology utilized in connection with the Systems sufficient for the Business. The Systems are adequate for current and expected needs of the Business. The Systems are in satisfactory working order and have been properly maintained by technically competent personnel, in keeping with changing security threats and advancing technologies, and by applying on a timely basis all security patches available for the Systems, and in the last three (3) years there has not been, in relation to the Systems (or any elements thereof), any (i) failures, breakdowns, performance reductions, interruptions or corruption of any of the Systems; or (ii) Security Breaches, which have had a material adverse effect on the Group or caused material disruption, interruption or loss to the Group. The Group has, in accordance with applicable law, Data Protection Obligations and standard industry practices in each relevant jurisdiction, implemented and maintained an information security program (w) that is comprised of commercially reasonable organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the Systems, including all Personal Data and Sensitive Data Processed thereby and maintained thereon, in a sustained manner and in keeping with changing data security threats and advancing technologies, and to prevent the Systems (and data therein) from being affected by a Security Breach; (x) that is subject to the responsibility and oversight of its directors and executive officers; (y) that is in compliance with Data Protection Obligations and consistent with industry practices in each relevant jurisdiction; and (z) that has been implemented and maintained through regular training, auditing, review, and remediation in accordance with standard industry practices and through the use of competent internal or external data security personnel or consultants. The Group Companies have used their best efforts, consistent with industry best practices, to apply all security patches available for the Systems on a timely basis. The Group has taken commercially reasonable steps to provide for the backup and recovery of data and information and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Group has implemented reasonable procedures to identify, remediate and protect the Systems from all “back doors,” “Trojan horses,” “worms,” “drop dead services,” “viruses” and other Software that permit unauthorized use of, access to or disablement of any Software, data or Systems. Neither the Group nor its Systems have experienced any material unpermitted intrusions or been adversely affected by and material denial-of-service attacks.

(h)	Open Source Software. No Open Source Software has been incorporated into any Systems or Software owned or licensed by the Group that would in any way obligate the Group to disclose to any third party the source code for any such Software. Each of the Group Companies is in compliance with their obligations under their Contracts relating to Open Source Software, including attribution and notice obligations. None of the Group Companies (i) has provided or is obligated to provide or license to any third party the source code for any Software, or any part thereof, owned or purportedly owned by the Group; or (ii) is limited in its freedom to seek full compensation in connection with the marketing, licensing or distribution of any of the products or services of the Business. Except as otherwise disclosed in Section 6.20(h) of the Disclosure Schedule, no third person (including any former or current employees, agents, consultants, or contractors) possesses any of the Group Companies’ proprietary source code (other than escrow agents pursuant to escrow agreements, copies of which have been provided to Lead Investor). Each Group Company has (w) adopted all appropriate technical and organizational security measures designed to protect against unauthorized, inadvertent, or accidental use or incorporation of any Open Source Software into any Systems, Software owned or licensed by the Group, or any products or services of the Group; (x) applied on a timely basis all security patches available for Open Source Software used or incorporated into any Systems, Software owned or licensed by the Group, or any products or services of the Group; (y) adopted reasonable Open Source Software use policies regarding the use or incorporation of Open Source Software into any Systems, Software owned or licensed by the Group, or any products or services of the Group, and each Group Company is and in the past three (3) years has been in compliance in all respects with such policies; and (z) used reasonable efforts to inform and train all employees, agents and consultants of the Group who create, develop, or maintain Systems, Software owned or licensed by the Group, or any products or services of the Group of such policies, and no such employees, agents, or consultants have in the past three (3) years failed to comply in any respect with such policies.

(i)	Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(j)	Trade Secret. The Group has taken adequate security measures, consistent with best practices in the industry in which the Group operates, to protect the secrecy, confidentiality and value of all the trade secrets and any other non-public, proprietary information included in the Intellectual Property and Technology owned by the Group and used in the Business (including all proprietary source code). The Group has executed valid, written agreements with all of its past and present employees, contractors and consultants pursuant to which such employees, contractors and consultants have agreed to hold all trade secrets and other confidential information of the Group Companies in confidence both during and after their engagement and/or employment. Without limiting the foregoing, no confidential information owned by the Group or an Affiliate of any Group Company has been authorized to be disclosed or has been actually disclosed to any person other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use of such information both during and after the term of their engagement. No employees, contractors and consultants have misappropriated, or otherwise used, trade secrets and any other non-public proprietary information of any person during their employments or relationships with the Group or in creating any Intellectual Property and Technology owned by the Group or used in the Business.

(k)	Intra-Group Company license. Each Group Company has executed one or more intra-Group Company license agreements that grant all Group Companies the rights and licenses to Company Owned IP necessary or used in their conduct of the Business and to vest in the proper Group Company any Intellectual Property that is created by the Group Companies.

(l)	Trademark Filing Plan. The Company has developed, filed and prosecuted the trademarks identified in the Group Companies’ trademark portfolio in the PRC, Taiwan, and other jurisdictions material to the Business (the “Trademark Filing Plan”) under the relevant classes, products and services as identified in the Trademark Filing Plan. The Company has implemented the Trademark Filing Plan.

6.21	Data Privacy and Security.

(a)	Processing of Personal Data. The Group Companies have all rights, licenses, permissions, and consents from the owners of Personal Data and required by all applicable laws and Data Protection Obligations to Process Personal Data to conduct the Business.

(b)	Compliance. Each Group Company has:

(i)	and any Processing of Personal Data and Sensitive Data by it or on its behalf has, complied, and is in compliance, in all material respects, with all applicable Data Protection Obligations including BIPA, CCPA and GDPR, including through (y) implementing all appropriate and commercially reasonable technical and organizational security measures designed to protect the confidentiality, integrity and availability of Personal Data and Sensitive Data and Systems, including against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access; and (z) implementing commercially reasonable privacy and security policies regarding the Systems and the Processing of Personal Data and Sensitive Data in connection with the operation of the Business, and has used reasonable efforts to inform all employees, agents and consultants of the Group who Process Personal Data or Sensitive Data on its behalf of such policies, and each Group Company is and in the past three (3) years has been in compliance in all material respects with such policies;

(ii)	obtained and maintained in full force and effect all consents, registrations and notifications required under applicable Data Protection Obligations, and any Processing of Personal Data or Sensitive Data by it or on its behalf has been in accordance with and within the scope of such consents, registrations and notifications;

(iii)	duly provided data subjects with information notices, which fully and accurately disclose how such Group Company Processes Personal Data as required by applicable Data Protection Obligations, and acquired the consent of data subjects to the Processing of their Personal Data by it or on its behalf as required under applicable Data Protection Obligations, and any and all Processing of Personal Data by it or on its behalf has been in accordance with and within the scope of such notices and consents and the Data Protection Obligations;

(iv)	written agreements with each third party, including without limitation service providers, outsourcers and data processors, which it has authorized to Process Personal Data or Sensitive Data on its behalf, which require such third party to (v) take reasonable steps to protect and secure Personal Data and Sensitive Data from loss, theft, unauthorized access, use, modification, disclosure or other misuse; (w) not retain any Personal Data and Sensitive Data for longer than is necessary for the Processing of the Personal Data and Sensitive Data; (x) maintain an information privacy and security program that implements commercially reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity, availability and security of all Personal Data and Sensitive Data against any Security Breach; (y) maintain a written public-facing privacy policy that fully and accurately discloses how the Group Company Processes Personal Data; and (z) comply at all times with applicable Data Protection Obligations; and

(v)	complied with all Data Protection Obligations relating to third party data transfers, cross border data transfers and data localization requirements.

(c)	Data Breaches. There have been no incidents of (i) Security Breaches or (ii) unauthorized access or unauthorized use of any Systems necessary for the operations of the Business, and no Group Company has been required by any applicable Data Protection Obligation to notify any third party of any Security Breach. No Group Company has received a notice (including any enforcement notice) or, letter of any complaint, claim, investigation or inquiry from a Data Protection Commissioner, or any other third party alleging breach by it, of any Data Protection Obligations. No third party has been awarded compensation by a Data Protection Commissioner or by a court of law from any Group Company under any Data Protection Obligations. No request has been made by a third party to, or order has been made by a Data Protection Commissioner or a court of law against, any Group Company for access to, the rectification, blocking, erasure or destruction of any Personal Data or Sensitive Data under any Data Protection Obligations.

(d)	Data Systems. The Data Systems are in satisfactory working order and have been properly maintained by technically competent personnel, in keeping with changing security threats and advancing technologies, and by applying on a timely basis all security patches available for the Data Systems, and in the last five (5) years there has not been, in relation to the Data Systems (or any elements thereof), any (i) failures, breakdowns, performance reductions, interruptions or corruption of any of the Data Systems; or (ii) Security Breaches, which have had a material adverse effect on the Group or caused material disruption, interruption or loss to the Group. The Group has, in accordance with applicable laws and Data Protection Obligations and best industry practices in each relevant jurisdiction, implemented and maintained an information security program (w) that is comprised of commercially reasonable organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the Data Systems, including all Personal Data and Sensitive Data Processed thereby and maintained thereon, in a sustained manner and in keeping with changing data security threats and advancing technologies, and to prevent the Data Systems (and data therein) from being affected by a Security Breach; (x) that is subject to the responsibility and oversight of its directors and executive officers; (y) that is in compliance with Data Protection Obligations and consistent with industry best practices in each relevant jurisdiction; and (z) that has been implemented and maintained through regular training, auditing, review, and remediation in accordance with industry best practices and through the use of competent internal or external data security personnel or consultants. The Group Companies have applied all security patches available for the Data Systems of which it has been notified or has knowledge of after making due inquiry and exercising due diligence consistent with best industry practices on a timely basis. The Group has taken commercially reasonable steps to provide for the backup and recovery of Personal Data and Sensitive Data it Processes and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Group has implemented reasonable procedures to identify, remediate and protect the Data Systems from all “back doors,” “Trojan horses,” “worms,” “drop dead services,” “viruses” and other Software that permit unauthorized use of, access to or disablement of any Software, data or Data Systems. Neither the Group nor its Data Systems have experienced any material unpermitted intrusions nor been adversely affected by any denial-of-service attacks.

(e)	PCI-DSS. None of the Group Companies handles, uses, processes, stores, or transmits any payment card data, and none of the Group Companies is subject to any obligations under the Payment Card Industry Data Security Standard.

6.22	Labor and Employment Matters.

(a)	Each Group Company has complied with all applicable laws related to labor or employment in all material respects, including provisions thereof relating to labor contracts, wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. Except as otherwise disclosed in Section 6.22(a) of the Disclosure Schedule, there is no pending or threatened, and there has not been since the incorporation of each Group Company, any Action relating to the violation or alleged violation of any applicable laws and regulation by such Group Company related to labor or employment, including any Action, charge or complaint filed by an employee with any Governmental Authority against any Group Company.

(b)	Section 6.22(b) of the Disclosure Schedule contains a true and complete list of each Benefit Plan currently or previously adopted, maintained, or contributed to by any Group Company or under which any Group Company has any Liability or under which any employee or former employee of any Group Company has any present or future right to benefits. Except for required contributions or benefit accruals for the current plan year, no Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable laws relating to any Benefit Plan or individual employment compensation agreement, and no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Companies. Each of the Benefit Plans listed in Section 6.22(b) of the Disclosure Schedule is and has at all times been in compliance in all material respects with all applicable laws (including without limitation, SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or, to the knowledge of the Warrantors, threatened Actions involving any Benefit Plan listed in Section 6.22(b) of the Disclosure Schedule (except for claims for benefits payable in the normal operation of any Benefit Plan). Each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by law or by Contract to maintain. Each Group Company is in compliance in all material respects with all laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable laws and Contracts.

(c)	There has not been, and there is not now pending or, to the knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(d)	Each of the Key Employees is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company, no such individual is subject to any covenant restricting him/her from working for any Group Company, and no such individual is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. To the knowledge of the Warrantors, no such individual is currently working or plans to work for any other person that competes with any Group Company, whether or not such individual is or will be compensated by such person. No such individual or any group of employees of any Group Company has given any written notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees.

(e)	Neither the execution and delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby would, either alone or in combination with another event, (i) entitle any employee, director, officer or individual independent contractor of any Group Company to severance pay or any material increase in severance pay; (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to such employee, director, officer or individual independent contractor; (iii) directly or indirectly cause any Group Company to transfer or set aside any assets to fund any material benefits under any Benefits Plan, or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefits Plan on or following the Closing.

6.23	Insurance. Each Group Company has in full force and effect insurance policies, with coverage sufficient in amount (subject to reasonable deductibles) to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed and in amounts customary for companies similarly situated and, to the extent applicable, to comply with applicable insurance requirements under the Material Contract. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and to the knowledge of the Warrantors, each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds. No notice has been received by any Group Company from any insurance carrier purporting to cancel or limit coverage under such insurance policies.

6.24	Internal Controls. Each Group Company has maintained a system of effective internal accounting controls, including complete and accurate books and records, sufficient to provide reasonable assurance that (a) such system is in accordance with Compliance Laws and applicable Accounting Standards; (b) transactions (including derivative transactions) by each Group Company are executed in accordance with management’s general or specific authorization; (c) transactions by each Group Company are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability; (d) access to assets of each Group Company is permitted only in accordance with management’s general or specific authorization; (e) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences; (f) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established; and (g) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

6.25	No Brokers. Except as otherwise disclosed in Section 6.25 of the Disclosure Schedule, neither any Group Company nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, or has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

6.26	No General Solicitation. Neither any Group Company, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation; or (b) published any advertisement in connection with the offer and sale of the Investor Shares.

6.27	Non-compete. There is no non-compete agreement or other similar commitment to which a Group Company is a party that would impose restrictions upon the Lead Investor, MC, or their respective Affiliates.

6.28	No Undisclosed Business. Neither any Group Company nor any of its subsidiaries is engaged in insurance, banking and financial services, telecommunications or public utility business or any other regulated business.

6.29	Status. The Founder is a citizen of Taiwan, resident in Taiwan and domiciled in Taiwan. The Founder is not a minor, and is of full age and sound mind.

6.30	Founder Acknowledgement.

(a)	The Founder has such knowledge and experience in financial and business matters that it is capable of evaluating the risks of the transaction and the transactions contemplated hereby and thereby.

(b)	The Founder has been given a copy of the Transaction Documents, is knowledgeable regarding the structure of the transaction including the basis and purpose of each of the Transaction Documents to which it is a party and the transactions contemplated thereby and the roles of each of the respective parties thereto, and further acknowledges that the structure of the transaction and the entry into the related Transaction Documents is reasonable, customary in transactions of this type, is beneficial to the Founder, accords with the intentions and objectives of the Founder and is necessary for obtaining the proceeds of sale and the fulfilment of the purposes thereof as described in Transaction Documents.

(c)	The Founder fully understand all of the terms, conditions, restrictions and provisions set forth in this Agreement.

(d)	The Founder has not been induced to engage in the obtaining of the proceeds of sale nor enter into any Transaction Documents or the transactions contemplated thereby by means of any fraud, manipulation, legal manufacturing, fiction, fabrication or other deceptive means.

6.31	PRC Person. The Company is not a PRC Person as of the date of this Agreement, and will not become a PRC Person as a result of the transactions contemplated under this Agreement (including the Closing) or the other Transaction Documents.

6.32	Disclosure. No representation or warranty by the Warrantors in this Agreement and no information or materials provided by the Warrantors to each Investor in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Except as set forth in this Agreement or the Disclosure Schedule and to the knowledge of the Warrantors, there is no fact that has not been disclosed to each Investor in writing that has had or would reasonably be expected to have any Material Adverse Effect.

6.33	Separate and Independent Representation and Warranty. Each of the representations and warranties in this Section 6 shall be separate and independent and shall not be limited by reference to any other paragraph or anything in this Agreement or any other Transaction Document as agreed by the Parties.

7.	Investor’s Representations and Warranties

Each Investor hereby severally but not jointly represents and warrants to the Company that each of the following statements contained in this Section 7 shall be true, complete and not misleading as of the Effective Date and as at the Closing Date, with the same effect as if made on and as of the date of the Closing, except as otherwise indicated:

7.1	Authorization. Such Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by such Investor (to the extent it is a party), enforceable against such party in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting the enforcement of creditors’ rights generally; and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.2	Purchase Entirely for Own Account. Such Investor represents that it is acquiring its portion of the Investor Shares and Conversion Shares solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of its portion of the Investor Shares and Conversion Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

7.3	Information and Sophistication. Without lessening or obviating the representations and warranties of the Warrantors set forth in Section 6, such Investor hereby (i) acknowledges that it has received all the information it has requested from Company and it considers necessary or appropriate for deciding whether to acquire its portion of the Investor Shares and Conversion Shares, (ii) represents that it has had an opportunity to ask questions and receive answers from the Group regarding the terms and conditions of the offering of the Investor Shares and Conversion Shares and to obtain any additional information necessary to verify the accuracy of the information given such Investor, and (iii) further represents that it is able to fend for itself and can bear the economic risk of its investment, that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment and that it is able, without materially imparining its financial condition, to hold the Investor Shares and Conversion Shares for an indefinite period of time and to suffer a complete loss of its investment.

7.4	Restricted Securities. Such Investor understands that the Investor Shares and Conversion Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein. Such Investor acknowledges that the Company has no obligation to register or qualify the Investor Shares and Conversion Shares for resale. Such Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Investor Shares and Conversion Shares, and on requirements relating to Company which are outside of such Investor’s control, and which Company is under no obligation, and may not be able, to satisfy.

7.5	Non-PRC Person. Each Investor is not a PRC Person.

8.	Covenants

8.1	Executory Period Covenants. Between the Effective Date and the earlier of the Closing or the termination of this Agreement in accordance with Section 10 (Termination), unless the Lead Investor and MC consent in writing otherwise:

(a)	Pre-Closing Actions. As promptly as practicable, each Warrantor shall (i) use its best efforts to obtain, or cause to be obtained, all Consents necessary to be obtained by such Party in order to consummate the transactions contemplated pursuant to the Transaction Documents; and (ii) coordinate and cooperate with each Investor in exchanging such information and supplying such assistance as may be reasonably requested by each Investor in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to the Transaction Documents.

(b)	Non-Violation. Pending the Closing, none of the Warrantors shall take any action which (i) would render any of the representations or warranties made by the Warrantors in this Agreement untrue if given with reference to the facts and circumstances then existing; or (ii) would result in any of the covenants contained in this Agreement becoming incapable of performance. Each Warrantor shall promptly advise the Investors of any action or event of which such Warrantor becomes aware which would have the effect of making incorrect any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance; provided that, such notice shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or other Transaction Documents or otherwise limit or affect the rights of, or the remedies available to, the Investors, including the rights and remedies under Section 11 (Indemnification).

(c)	Conduct of Business. Except as otherwise permitted by the Transaction Documents, the Warrantors shall: (i) carry on the Business in the ordinary course consistent with past practice and in substantially the same manner as conducted prior to the date hereof and use their respective best efforts to preserve its relationships with customers, suppliers and others having business dealings with the Group; and (ii) not commit any action or thing which would result in a breach of Section 6.13 (Changes).

8.2	Exclusivity. From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10 (Termination), the Warrantors shall deal exclusively with the Investors in connection with any investment in any Group Company or the purchase of any assets from any Group Company, and shall not, and shall cause their respective Affiliates and any person acting on behalf of them or any of their Affiliates not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any inquiries or proposals from, any person (other than the Investors) relating to the transactions contemplated by this Agreement, including the sale of shares (including in trust), the merger or consolidation of any Group Company, or the sale of all or any material portion of any Group Company’s business or assets, or any comparable transaction or other transaction that would be inconsistent with the transactions contemplated by this Agreement. The Warrantors shall immediately notify the Investors of any such inquiry or proposal promptly upon receipt or awareness of the same, or the intention to solicit or initiate any such inquiry or proposal, by any Warrantor, their respective Affiliates, or any person acting on their behalf.

8.3	Intellectual Property. As soon as practicable after the Closing but in any event no later than three (3) months after the Closing, each of the Group Companies that have employees or contractors located in the United States who are privy to the trade secrets of the Group Companies shall, and each of the Warrantors shall cause such Group Companies to, include the DTSA Notice in each such Group Company’s employment agreements or proprietary information and inventions agreements in the United States in form and substance to the satisfaction of the Lead Investor.

8.4	Data Privacy and Security.

(a)	Each of the Group Companies shall, and each of the Warrantors shall cause the Group Companies to, comply with all applicable Data Protection Obligations, including BIPA, CCPA, GDPR, and all current and then-current requirements with respect to cross-border transmission of Personal Data and Sensitive Data.

(b)	As soon as practicable after the Closing but in any event no later than three (3) months after the Closing:

(i)	the Board shall discuss in good faith and shall establish, update, and implement consistent and comprehensive data privacy policies and procedures, in form and substance to the satisfaction of the Lead Investor, that cover all its data practices for the Group Companies and comply in all material aspects with all Data Protection Obligations, including a comprehensive data breach response policy, and a comprehensive data retention policy;

(ii)	each of the Group Companies shall, and each of the Warrantors shall cause the Group Companies to, work in good faith and with reasonable care, diligence and effort to make any enhancements as reasonably required by the Investors, to ensure that all important security patches available for the Group’s Data Systems are applied on a timely basis, and to ensure that all security alerts are responded to and remediated in accordance with generally accepted information security practices; and

(iii)	each of the Group Companies shall, and each of the Warrantors shall cause the Group Companies to, hire external counsel to design and implement data privacy and cybersecurity compliance programs, including the implementation of a commercially reasonable backup and disaster recovery procedure to ensure the availability of critical data and information and the continued operation of the business, in form and substance to the satisfaction of the Lead Investor.

8.5	Compliance Policies and Training. As soon as practicable after the Closing but in any event no later than three (3) months after the Closing, the Company shall (a) adopt adequate and reasonably designed written anti-corruption, anti-bribery, anti-money laundering, and economic sanctions policies that are applicable to each of the Group Companies, (b) conduct a training on the newly adopted compliance policies and procedures, and compliance with applicable Compliance Laws, for its senior managers and other key employees, and (c) hire external counsel to design and implement compliance and training programs. Each of (a), (b) and (c) shall be done to the reasonable satisfaction of the Lead Investor.

8.6	Improvement of Internal Control System. As soon as practicable after the Closing but in any event no later than three (3) months after the Closing, the Group Companies shall, and the Warrantors shall procure the Group Companies to, set up and maintain internal control and sound corporate governance to the satisfaction of the Lead Investor, including financing, derivative transactions, data privacy and Tax (including the timely filing of required Tax Returns and timely payment of Taxes).

8.7	Filing of the Restated Articles. As soon as practicable after the Closing but in any event no later than ten (10) business days after the Closing, the Company shall deliver a copy of such duly filed Restated Articles to each Investor stamped by the Registrar of Companies in the Cayman Islands.

8.8	Compliance with Material Contracts and Law. Each of the Group Companies shall, and each of the Warrantors shall cause the Group Companies to, conduct its business in compliance with all Material Contracts and applicable laws in all material respects, including without limitation, all applicable laws in each jurisdiction in which the Group Companies operate relating to (a) the Business; (b) the Intellectual Property; (c) data privacy including BIPA, CCPA and GDPR; (d) Tax (including the timely filing of required Tax Returns and timely payment of Taxes, and compliance with accounting guidelines (including Accounting Standards) and rules relating to stamp duties); (e) labor and employment; and (f) social welfare and Social Insurance.

8.9	PRC Person. The Company and each of the Warrantors shall ensure that (a) the Company will not be treated as a PRC Person pursuant to the PRC Investment Regulations; and (b) Perfect Taiwan shall at all times remain as a wholly-owned subsidiary of the Company, and the Company shall remain the ultimate holding company of the Group, subject to such measures (including implementing a group reorganization or restructuring) to ensure compliance of the Group Companies with the PRC Investment Regulations or such other specific measures ordered by the Governmental Authority in Taiwan as contemplated pursuant to Section 13.11 of the Shareholders Agreement.

8.10	PRC Investment Regulations Compliance. The Company and Perfect Taiwan shall, and the Warrantors shall cause the Company and Perfect Taiwan to, take all necessary measures to comply with the PRC Investment Regulations then in effect, including closely review the shareholding structure of any future investors and assess the operation of any shareholders’ rights under this Agreement and the other Transaction Documents. In case where the Governmental Authority in Taiwan opines that the Company’s group structure may violate the PRC Investment Regulations or upon the receipt by the Group Company of a notification from the Governmental Authority in Taiwan indicating any Group Company’s violation of the PRC Investment Regulations, the Group Companies shall, and the Warrantors shall cause the Group Companies to, take all necessary measures (including implementing a group reorganization or restructuring) to mitigate and to rectify such violation or potential violation and to ensure the compliance of the Group Companies with the PRC Investment Regulations in form and substance to the reasonable satisfaction of the Lead Investor.

8.11	Related Party Transactions. Each of the Group Companies shall, and each of the Warrantors shall cause the Group Companies to, (a) comply with all applicable Tax laws, and transfer pricing requirements and regulations; (b) ensure all transactions between any Group Company and other Related Parties (including any Group Company) have been effected on an arm’s length basis; and (c) as soon as practicable after the Closing but in any event no later than three (3) months after the Closing, conduct transfer pricing studies with its auditor for the Group in form and substance to the reasonable satisfaction of the Lead Investor.

8.12	Payment of Stamp Duty by Perfect Taiwan. As soon as practicable after the Closing but in any event no later than three (3) months after the Closing, Perfect Taiwan shall, and each of the Warrantors shall cause Perfect Taiwan to, pay all underpaid stamp duty to the applicable Governmental Authority in Taiwan, with evidence of affixing and cancellation of stamps in accordance with the Taiwan Stamp Duty Act in form and substance to the reasonable satisfaction of the Lead Investor being furnished to the Lead Investor as soon as practicable after such payment is made.

8.13	NDA Amendment or Supplement. As soon as practicable after the Closing but in any event no later than three (3) months after the Closing, the Group Companies shall, and the Warrantors shall cause the Group Companies to, amend the existing NDA(s) entered into by the relevant Group Companies prior to the date of this Agreement, or to enter into supplemental NDA(s), with the Key Employees in form and substance to the reasonable satisfaction of the Lead Investor.

8.14	Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, in all material respects, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

9.	Confidentiality and Announcement

9.1	Confidential Information. The Parties acknowledge that the terms and conditions of this Agreement, the other Transaction Documents, any term sheet entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party to any third party except in accordance with the provisions set forth below. Notwithstanding any other provision of this Section 9, the confidentiality obligations of the Parties shall not apply to (a) information which a receiving Party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided that the receiving Party complies with any restrictions imposed by the third party; (b) information which is rightfully in the receiving Party’s possession prior to the time of disclosure by the disclosing Party and not acquired by the receiving Party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the receiving Party.

9.2	Permitted Disclosures. Notwithstanding the foregoing, each Party may disclose (a) the Confidential Information to its current or bona fide prospective investors, Affiliates and its and their respective partners, directors, officers and employees, bankers, transferees, lenders, accountants, legal counsels, representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate non-disclosure obligations substantially similar to those set forth in this Section 9.2; (b) such Confidential Information as required by law, regulation, legal process, subpoena, civil investigative demand (or similar process), order, statute, rule, request or other legal or similar requirement made, promulgated or imposed by a court or by a judicial, governmental, regulatory, self-regulatory (including stock exchange) or legislative body, organization, commission, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents); (c) such Confidential Information as is required to be disclosed pursuant to examination requests from any Governmental Authority with authority to regulate such Party’s operations, in each case as such Party deems appropriate in good faith; and (d) the Confidential Information to any person to which disclosure is approved in writing by the other Parties. Any Party hereto may also provide disclosure in order to comply with applicable laws, as set forth in Section 9.3 below.

9.3	Legally Compelled Disclosure. Except as set forth in Section 9.2 above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable Tax, securities, other laws of any jurisdiction, or any applicable stock exchange rules or regulations) to disclose the existence of this Agreement or any Confidential Information, such party (the “Compelled Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of any other Parties, the Compelled Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Compelled Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. The provisions of this Section 9 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

9.4	Press Release. None of the Warrantors shall issue any press release or make any public announcement with respect to any Transaction Document or the transactions contemplated hereby and thereby or use the name of any Investor, in the case of the Lead Investor, the name of Goldman, Sachs & Co. LLC, and in the case of MC, the name of MC Investment Asset Holdings LLC, or any of their respective Affiliates without obtaining in each instance the prior written consent of such Investor.

9.5	Use of Logo. The Company shall grant the Lead Investor, MC and their respective Affiliates permission to use the Company’s name and logo in their or their respective Affiliate’s marketing and bid documentation in relation to potential transactions.

9.6	No Promotion. The Company agrees that it will not, without the prior written consent of the applicable Affiliate of the Lead Investor, in each instance, (a) use in advertising, publicity, or otherwise the name of Goldman, Sachs & Co. LLC, or any Affiliate of the Lead Investor, or any partner or employee of an Affiliate of the Lead Investor, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. LLC or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by Goldman, Sachs & Co. LLC or an Affiliate of the Lead Investor. The Company further agrees that it shall obtain the written consent from the applicable Affiliate of the Lead Investor prior to the Company’s issuance of any public statement detailing such Affiliate’s participation of in the transactions contemplated in the Transaction Documents. The Company agrees that it will not, without the prior written consent of the applicable Affiliate of MC, in each instance, (a) use in advertising, publicity, or otherwise the name of MC Investment Assets Holding LLC, or any Affiliate of MC, or any partner or employee of an Affiliate of MC, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by MC or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by MC or an Affiliate of MC. The Company further agrees that it shall obtain the written consent from the applicable Affiliate of MC prior to the Company’s issuance of any public statement detailing such Affiliate’s participation of in the transactions contemplated in the Transaction Documents.

9.7	Other Information. The provisions of this Section 9 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the parties with respect to the transactions contemplated hereby. Notwithstanding the preceding sentence, the provisions of this Section 9 shall govern and supersede any prior confidentiality obligations entered into by the Lead Investor or MC in relation to the transactions contemplated hereby, and such prior confidentiality obligations shall have no effect following the date hereof.

10.	Termination

10.1	Termination. This Agreement may be terminated prior to the Closing:

(a)	by mutual written consent of the Company and each Investor with respect to the issuance of such Investor’s portion of the Investor Shares;

(b)	by written notice from either the Company or any Investor with respect to the issuance of such Investor’s portion of the Investor Shares if a final non-appealable order permanently enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents has been issued by a Governmental Authority of competent jurisdiction;

(c)	by written notice from the non-breaching party to the breaching party if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement, and such breach, if curable, has not been cured within thirty (30) calendar days of such notice; or

(d)	by written notice from either the Company or any Investor with respect to the issuance of such Investor’s portion of the Investor Shares in the event the Closing fails to take place within one hundred and eighty (180) calendar days after the date of this Agreement, or such other date as may be agreed in advance by the Parties hereto in writing; provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to such Investor if the failure of such Investor to fulfil or breach by such Investor of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time, and shall not be available to the Company if the failure of the Company to fulfil or breach by the Company of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time.

10.2	Effect of Termination and Survival. If this Agreement is terminated as provided under Section 10.1, this Agreement will be of no further force or effect upon termination; provided that (a) the termination will not relieve any Party from any liability for any antecedent breach of this Agreement, and (b) Section 9 (Confidentiality and Announcement), this Section 10 (Termination), Section 11 (Indemnification) and Section 12 (Miscellaneous) shall survive the termination of this Agreement.

11.	Indemnification

11.1	Each of the Warrantors hereby agrees to jointly and severally indemnify and hold harmless each Investor, its Affiliates, its or its Affiliates’ respective directors, officers, employees, professional advisors, representatives, Associates, agents and assigns (the “Indemnified Parties”), from and against any and all Indemnifiable Losses suffered by the Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from or relating to:

(a)	any inaccuracy in or breach or violation of any of the representations or warranties, made by any Warrantor in or pursuant to this Agreement or any of the other Transaction Documents (in each case, assuming that all qualifiers contained in this Agreement and in any other Transaction Documents and each such schedule or certificate as to materiality, including each qualifying reference to the defined term “Material Adverse Effect,” the words “material” and “materially” and all similar phrases and words were deleted therefrom);

(b)	any breach, non-performance or violation of any covenant or agreement contained in the Transaction Documents by any Warrantor;

(c)	any fraud, willful misconduct, willful concealment or intentional misrepresentation on the part of the Warrantors;

(d)	the occurrence of any matters set forth on Exhibit J attached hereto (to the extent that the status, state of affair or condition of such matter exists but notwithstanding any disclosure in the Disclosure Schedule or any knowledge otherwise acquired by any Indemnified Party at any time);

(e)	any Taxes (or the non-payment thereof) of the Group Companies or the Business for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date, or arising as a consequence of or by reference to any Event which occurred (or was deemed to occur for relevant Tax purposes) on or before the Closing; or

(f)	(i) any Taxes imposed on the Indemnified Party by any Governmental Authority due to the Investors’ payment of the Subscription Price and issuance of Investor Shares to the Investors at the Closing; and (ii) any Indemnifiable Loss attributable to (x) all liability for any Taxes of any other person imposed by any Governmental Authority on any Group Company as a transferee, successor, withholding agent, or accomplice in connection with an event or transaction occurring before the Closing; and (y) all liability for Taxes attributable to any misrepresentation or breach of warranty made in Section 6.15 (Tax Matters).

11.2	Any Indemnified Party seeking indemnification shall give written notice to the Party required to provide indemnity hereunder (the “Indemnifying Party”). Any such notice shall describe in reasonable detail the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that no failure to deliver such notice or no defect in the information contained in such notice from the Indemnified Parties to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Section 11. If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall, upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity under this Section 11. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party, provided that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party or is not allowed to control its defense, judgment against the Indemnified Party shall only constitute presumptive evidence against the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, compromise or settle any such third party claim or permit a default or consent to entry of any judgment unless the claimant or claimants and the Indemnifying Party provide to the Indemnified Party an unqualified release from all liability in respect of the third party claim.

11.3	The payment of any claims made by an Indemnifying Party to an Indemnified Party hereunder shall be made promptly and in any event within ten (10) business days after becoming due and payable. Any such payments will be made and deemed made to each Investor unless such Investor directs otherwise.

11.4	Notwithstanding the foregoing, absent fraud and willful misconduct by any Warrantor, the maximum aggregate amount payable by the Indemnifying Parties to the Indemnified Parties pursuant to Section 11.1 shall not exceed one time of the Subscription Price, provided that (a) such limitation shall not apply to any inaccuracies, misrepresentations or otherwise in violation of any Fundamental Warranties or Tax Warranties; and (b) the Indemnifying Parties shall not be obliged to indemnify the Indemnified Parties (i) if the aggregate amount of the Indemnifiable Loss is no more than US$500,000; and (ii) in respect of any inaccuracy in or breach or violation of the representations and warranties made by the Warrantors in Section 6.31, where the Investor with which such Indemnified Parties are concerned have breached their respective representations and warranties made under Section 7.5 and such breach is the cause of the Warrantors breaching the representations and warranties made by them in Section 6.31. For the avoidance of doubt, in respect of Section 11.1, until the total amount of the Indemnifiable Loss payable by the Indemnifying Parties exceeds US$500,000, no amount shall be payable by the Indemnifying Parties, and if such limit is exceeded, the Indemnifying Parties shall be liable for the full amount of Indemnifiable Loss of the Indemnified Parties and not just the excess.

11.5	This Section 11 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or the other Transaction Documents or with respect to any misrepresentation.

12.	Miscellaneous

12.1	Survival of Representations and Warranties. The representations and warranties of the Warrantors contained in this Agreement shall survive for three (3) years after the Closing; provided, however, that (a) the Fundamental Warranties shall survive the execution and delivery of this Agreement and the Closing indefinitely and (b) the Tax Warranties shall survive the applicable statute of limitation plus sixty (60) days thereafter.

12.2	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. No Party shall assign its rights and obligations to any other party, except that the Lead Investor and MC can assign their respective rights and obligations herein to any of its Affiliates. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.3	Amendments and Waivers. With the written consent of (i) the Company, the Lead Investor and MC if such amendment or waiver is made prior to the Closing , or (ii) the Investors holding a majority of the Investors Shares after the Closing, the terms of this Agreement may be amended, and any of its terms may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) and any amendments or waivers so approved shall be binding as to all Parties; provided, however, that any amendment or waiver relating to the rights or obligations of MC under Sections 9.4, 9.5, 9.6, 12.2 and this proviso shall require the consent of MC. Neither this Agreement nor any provisions hereof may be amended, waived, discharged or terminated orally, but only by a signed statement in writing.

12.4	No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

12.5	Validity of the Agreement. This Agreement shall become effective on the Effective Date subject to the execution of it by the authorized representatives of the Parties, and shall continue in force.

12.6	Entire Agreement. This Agreement together with the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute and contain the entire agreement among parties and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among parties, whether written or oral, respecting the subject matter hereof.

12.7	Notices.

(a)	Unless otherwise agreed by the Parties, all notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and sent by hand or by messenger, addressed to:

(i)	if to any Warrantor:

Address:	14F, Minquan Rd., Xindian City, New Taipei City 231, Taiwan
Attention:	Alice H. Chang
Email:	alice@perfectcorp.com

(ii)	if to Investors, as set forth on Exhibit B attached hereto.

(b)	All such notices and communications shall be effective (i) when sent by international express courier or other overnight service of recognized standing, on the business day following the deposit with such service; (ii) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid, upon the earlier of actual receipt or the fourth business day after the date of mailing; (iii) when delivered by hand, upon delivery; (iv) when faxed, upon confirmation that all pages have been transmitted except where the dispatch is not on a business day; and (v) when emailed, upon such email being sent by the sender and no transmission error message being received by the sender. If a communication would otherwise be deemed to have been delivered outside normal business hours (after 5:30 p.m. on a business day) in the time zone of the territory of the recipient under this Section 12.7, it shall be deemed to have been delivered at 9:30 a.m. on the next business day in the territory of the recipient. In proving service of communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and mailed or that the facsimile transmission was despatched and a confirmatory transmission report or other acknowledgment of good receipt was received.

12.8	No Partnership. Nothing contained in this Agreement is intended to, or shall be deemed to, create a partnership or joint venture relationship among the Parties or any of their Affiliates for any purpose, including Tax purposes. Neither of the Parties nor any of their Affiliates will take a position contrary to the foregoing.

12.9	Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the maximum extent permitted by law.

12.10	Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to principles of conflicts of law.

12.11	Dispute Resolution. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be the laws of Hong Kong. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three (3). The complainant and the respondent to such dispute shall each select one (1) arbitrator and the chairperson of the HKIAC shall elect the third arbitrator. The arbitration proceedings shall be conducted in English. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration.

12.12	Fees and Expenses. The Company and each Investor (other than the Lead Investor) shall bear its own costs and all Taxes (including stamp duties) arising out of or in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Further, (a) at the Closing, or (b) if this Agreement and the transactions contemplated hereby are terminated due to the failure of any Party (other than the Lead Investor) to fulfill, or breach by any Party (other than the Lead Investor) of, any obligation under this Agreement and such failure or breach has been the cause of, or resulted in, the failure of the Closing to occur, within ten (10) business days of such termination, the Company shall also pay or reimburse all reasonable costs, expenses and fees incurred by the Lead Investor and its advisors (with such payment subject to a cap of US$300,000) in connection with the negotiation, execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the actual fees and disbursements of counsel and other professional advisors to the Lead Investor (the “Lead Investor Transaction Costs”). The Lead Investor shall be entitled to offset against its payment of any portion of its Subscription Price hereunder the amount of any Lead Investor Transaction Costs payable to the Lead Investor. Subject to the foregoing, in the event that this Agreement and the transactions contemplated hereby are terminated by any Investor at its discretion, such Investor shall bear its own costs and all Taxes arising out of or in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

12.13	No Presumption. The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel. Each Party agrees and acknowledges that (a) each of them was afforded sufficient opportunity to obtain independent legal advice regarding this Agreement, the other Transaction Documents, the transactions contemplated hereby and thereby; and (b) each of them fully understands all of the terms, conditions, restrictions and provisions set forth in this Agreement, the other Transaction Documents and the obligations and liabilities hereof and thereof.

12.14	Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party under this Agreement shall impair any such right, power or remedy of such non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

12.15	Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.16	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and emailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

12.17	Joint and Several Liabilities. The liabilities of each of the Warrantors under the Transaction Documents or in relation to a breach of the Transaction Documents by any of them shall be joint and several.

12.18	Obligations of Investors. The obligations of the Investors hereunder shall be several and not joint. No Investor shall be responsible for the breach of any provision of this Agreement by any other Investor.

12.19	Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. Without limiting the foregoing, the Warrantors acknowledge and agree that irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed by the Warrantors in accordance with their specific terms or were otherwise breached by any Warrantor. It is accordingly agreed that each Investor shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

12.20	Third Party Rights. The Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) shall not apply to this Agreement and, unless expressly provided herein, no person other than the Parties shall have any rights under it nor shall it be enforceable by any person other than the Parties.

12.21	No Fiduciary Duty. The parties hereto acknowledge and agree that nothing in this Agreement or other Transaction Documents shall create a fiduciary duty of (i) Goldman, Sachs & Co. LLC or any Affiliate of the Lead Investor or (ii) MC or any Affiliate of MC, to the Company or its shareholders.

12.22	Investment Bank Services. Notwithstanding anything to the contrary herein or in the other Transaction Documents or any actions or omissions by representatives of Goldman, Sachs & Co. LLC or any of its Affiliates in whatever capacity, including as a director to the Board, it is understood that neither Goldman, Sachs & Co. LLC nor any of its Affiliates is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

12.23	Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated herein.

12.24	Lead Investor Role.

(a)	The Founder has not relied, and will not rely, upon any investigation or due diligence that the Lead Investor may have conducted with respect to the transaction and nothing in the Transaction Documents or the discussions with the Lead Investor in relation to the transactions contemplated by the Transaction Documents should be construed as a recommendation to the Founder to participate in the transaction.

(b)	The Founder has obtained independent legal, financial and tax advice in relation to its obligations and liabilities under the Transaction Documents and has consulted or will consult its advisors or otherwise satisfy itself concerning, without limitation, the tax, legal, currency and other economic considerations relating to the transactions contemplated by the Transaction Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Company”

Perfect Corp.

By:	/s/ Alice H. Chang
Name:	Alice H. Chang
Title:	Director and Chief Executive Officer

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Perfect BVI”

Perfect Mobile Corp.

By:	/s/ Alice H. Chang
Name:	Alice H. Chang
Title:	Director

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Perfect HK”

Perfect Mobile Limited. (玩美移動股份有限公司)

By:	/s/ Alice H. Chang
Name:	Alice H. Chang
Title:	Director

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Perfect Japan”

Perfect Corp. (パーフェクト株式会社)

By:	/s/ Yorinobu Isozaki
Name:	Yorinobu Isozaki
Title:	General Manager

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Perfect Shanghai”

Perfect Corp (Shanghai) Co., Ltd. (玩美商贸(上海)有限公司)

By:	/s/ Baoping Hu
Name:	Baoping Hu
Title:	Legal Representative

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Perfect Taiwan”

Perfect Mobile Corp. (玩美移動股份有限公司)

By:	/s/ Clinton Huang
Name:	Clinton Huang
Title:	Authorized Signatory

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Perfect U.S.A.”

Perfect Corp.

By:	/s/ Alice H. Chang
Name:	Alice H. Chang
Title:	Director

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Founder”

/s/ Alice H. Chang
Name: Alice H. Chang

World Speed Company Limited

By:	/s/ Sun, Liang-Chu
Name:	Sun, Liang-Chu
Title:	Director

Golden Edge Co., Ltd

By:	/s/ Chen, Hsiao-Chuan
Name:	Chen, Hsiao-Chuan
Title:	Director

DVDonet.com Inc.

By:	/s/ Sun, Liang-Chu
Name:	Sun, Liang-Chu
Title:	Director

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Lead Investor”

Goldman Sachs Asia Strategic II Pte. Ltd.

By:	/s/ Tan Ching Chek
Name:	Tan Ching Chek
Title:	Director

StoneBridge 2020, L.P.
By: Bridge Street Opportunity Advisors, L.L.C., its general partner

By:	/s/ Susan Hodgkinson
Name:	Susan Hodgkinson
Title:	Vice President & Secretary

StoneBridge 2020 Offshore Holdings II, L.P.
By: Bridge Street Opportunity Advisors, L.L.C., its general partner

By:	/s/ Susan Hodgkinson
Name:	Susan Hodgkinson
Title:	Vice President & Secretary

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor”

CyberLink International Technology Corp.

By:	/s/ Huang, Jau-Hsiung
Name:	Huang, Jau-Hsiung
Title:	Director

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor”

Yuanta Asia Investment (Hong Kong) Limited

By:	/s/ Yu, Hsiao-Tsai
Name:	Yu, Hsiao-Tsai 游曉翠
Title:	President

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor”

The Kleinrock 1990 Trust

By:	/s/ Leonard Kleinrock
Name:	Leonard Kleinrock
Title:	Trustee

“Investor”

LMRN, L.P.

By:	/s/ Leonard Kleinrock
Name:	Leonard Kleinrock
Title:	General Partner

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor”

MC Investment Asset Holdings LLC

By:	/s/Steve Hwang
Name:	Steve Hwang
Title:	President

Signature Page to Series C Preferred Share Subscription Agreement Perfect Corp.

Exhibit A

Schedule of the Founder and the Founder Holding Companies

Exhibit B
Schedule of Investors

Exhibit C
Capitalization Table Immediately Prior to and Following the Closing

Exhibit D
Disclosure Schedule

Exhibit E
Form of Compliance Certificate

PERFECT CORP.

________, 2020

Capitalized terms used herein without definition have the meaning ascribed to such terms in the Series C Preferred Share Subscription Agreement entered into on December 11, 2020 (the “Agreement”) by, among others, Perfect Corp., a company organized under the laws of the Cayman Islands with its registered office located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 (the “Company”) and the Investor or Investors listed on Exhibit B attached thereto (the “Investors” and each, an “Investor”). This Compliance Certificate (this “Certificate”) is being issued pursuant to Section 4.6 of the Agreement.

The undersigned, Alice H. Chang, the Company’s Chairman, hereby certifies on behalf of Company that:

1.	all of the conditions specified in Section 4 of the Agreement have been fulfilled; and

2.	the attached Fourth Amended and Restated Memorandum and Articles of Association of Company is a true and complete copy of the Restated Articles as in effect as of the date hereof.

IN WITNESS WHEREOF, the undersigned has set forth his signature on this Certificate as of the date first set forth above.

For and on behalf of
Perfect Corp.

By:
Name: Alice H. Chang
Title: Chairman

Exhibit F
Form of Shareholders Agreement

Exhibit G
Form of Restated Articles

Exhibit H
Form of Director Indemnification Agreement

Exhibit I
List of Key Employees

Exhibit J
Specific Indemnification Events

1.	any non-compliance with the PRC Investment Regulations by the Company or Perfect Taiwan;

2.	any non-compliance with any terms and conditions under the Taiwan Government Project Agreement by Perfect Taiwan;

3.	any non-compliance with any applicable Tax laws and regulations (including the transfer pricing requirements and regulations) and/or the accounting guidelines of the Group Companies adopted from time to time by any Group Company;

4.	any non-compliance with any applicable Data Protection Obligations including BIPA, CCPA and GDPR;

5.	any Security Breach; and

6.	any breach of any Material Contract.

Exhibit K
Identified Brands

Exhibit L
Form of Cayman Legal Opinion

Exhibit M
Form of Taiwan Legal Opinion